Exhibit 20.1

AmerUs Group Co.

Offer to Exchange

Optionally Convertible Equity-Linked Accreting Notes (OCEANsSM)
due March 6, 2032 and an Exchange Fee

THE EXPIRATION TIME OF THE EXCHANGE OFFER IS 9:00 A.M., NEW YORK CITY TIME ON DECEMBER 15, 2004, UNLESS EXTENDED.

       Terms of the exchange offer:

•	We will issue up to $185,000,000 aggregate original principal amount of OCEANs (the “New OCEANs”) in exchange for any and all outstanding OCEANs (the “Existing OCEANs”), that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.

•	Upon completion of the exchange offer, each $1,000 original principal amount per Existing OCEAN that is validly tendered and not validly withdrawn will be exchanged for $1,000 original principal amount per New OCEAN and an exchange fee of $2.50.

•	Tenders of Existing OCEANs may be withdrawn at any time before 9:00 a.m. on the expiration date of the exchange offer.

•	As explained more fully in this offering circular, the exchange offer is subject to customary conditions, which we may waive.

      The terms of the New OCEANs are substantially similar to the Existing OCEANs, except in the following ways:

•	Net Share Settlement. The New OCEANs will require us to settle all conversions for a combination of cash and shares of common stock, if any, in lieu of only shares of common stock. Cash paid will equal the lesser of the accreted principal amount of the New OCEANs and their conversion obligation (as defined herein).

•	Conversion Make-Whole Premium. The New OCEANs will provide for payment of a conversion make-whole premium (as defined herein) upon conversion, repurchase or redemption in connection with a change in control (as defined herein) prior to March 6, 2007, unless the acquirer is a public acquirer (as defined herein), in which case, at our option the New OCEANs will not provide for payment of a conversion make-whole premium and may instead become contingently convertible for cash and shares of common stock of the public acquirer.

•	Please see the section entitled “Summary” beginning on page 1 of this offering circular for a more complete description of the terms of the exchange offer and the New OCEANs.

      See “Risk Factors” beginning on page 17 to read about factors you should consider before tendering your Existing OCEANs for exchange.

      None of our Board of Directors, our officers, our financial advisor, the exchange agent, the information agent or any other person is making any recommendation as to whether you should choose to exchange your Existing OCEANs for New OCEANs.

      Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offering circular November 16, 2004.

ABOUT THIS OFFERING CIRCULAR

      YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS OFFERING CIRCULAR. THE INFORMATION IN THIS OFFERING CIRCULAR MAY ONLY BE ACCURATE ON THE DATE OF THIS OFFERING CIRCULAR. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS OFFERING CIRCULAR ARE NOT PART OF THIS OFFERING CIRCULAR.

      THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF AMERUS GROUP CO. OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

      IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER, OCEANs HOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. OCEANs HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH OCEANs HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING CIRCULAR AND THE EXCHANGE OFFER CONTEMPLATED HEREBY.

      WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) TO EXEMPT THE EXCHANGE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE EXISTING OCEANs FOR THE NEW OCEANs. THEREFORE, WE WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESPERSON, OR OTHER PERSON FOR SOLICITING TENDERS OF THE EXISTING OCEANs. HOWEVER, OUR REGULAR EMPLOYEES MAY SOLICIT TENDERS AND WILL ANSWER INQUIRIES CONCERNING THE EXCHANGE OFFER. THESE EMPLOYEES WILL NOT RECEIVE ADDITIONAL COMPENSATION FOR THESE SERVICES.

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      GENERALLY, THE SECURITIES ACT PROHIBITS THE OFFER OF SECURITIES TO THE PUBLIC UNLESS A REGISTRATION STATEMENT HAS BEEN FILED WITH THE SEC AND THE SALE OF SECURITIES UNTIL SUCH REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE BY THE SEC, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE EXCHANGE OFFER CONSTITUTES AN “OFFER” OF SECURITIES UNDER THE SECURITIES ACT. HOWEVER, WE ARE AVAILING OURSELVES OF SECTION 3(a)(9) OF THE SECURITIES ACT WHICH PROVIDES AN EXEMPTION FROM REGISTRATION FOR EXCHANGES OF SECURITIES BY THE ISSUER WITH ITS EXISTING SECURITY HOLDERS EXCLUSIVELY WHERE NO COMMISSION OR OTHER REMUNERATION IS PAID OR GIVEN DIRECTLY OR INDIRECTLY FOR SOLICITING SUCH EXCHANGE. ACCORDINGLY, NO FILING WITH THE SEC IS BEING MADE UNDER THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OFFER.

      WE HAVE NEVERTHELESS PREPARED THIS OFFERING CIRCULAR WHICH CONTAINS SUBSTANTIALLY THE SAME INFORMATION AS WOULD BE REQUIRED FOR A REGISTRATION STATEMENT AND ARE DISTRIBUTING THIS OFFERING CIRCULAR TO THE EXISTING OCEANs HOLDERS. BECAUSE NO FILING WITH THE SEC IS REQUIRED UNDER THE SECURITIES ACT FOR THE EXCHANGE OFFER, THE SEC MAY NOT REVIEW OR COMMENT ON THE DOCUMENTS USED IN THE EXCHANGE OFFER.

      This offering circular incorporates by reference important business and financial information about AmerUs Group Co. that is not included in or delivered with this document. This information is available without charge to Existing OCEANs holders upon written or oral request to Marty Ketelaar, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, (515) 362-3600.

      IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, EXISTING OCEANs HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 7, 2004, UNLESS EXTENDED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This offering circular, including the documents incorporated by reference, contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in operations and financial results and the business and the products of the Registrant and its subsidiaries, as well as other statements including words such as “anticipate”, “believe”, “plan”, “estimate”, “expect”, “intend”, and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future performance.

      Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (a) general economic conditions and other factors, including prevailing interest rate levels and stock and bond market performance, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of policies; (b) our ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (c) customer response to new products, distribution channels and marketing initiatives; (d) mortality, morbidity, and other factors which may affect the profitability of our insurance products; (e) our ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (f) changes in the federal income tax and other federal laws, regulations and interpretations, including federal regulatory measures that may significantly affect the insurance business including limitations on antitrust immunity, minimum solvency requirements, and changes to the tax advantages of life insurance and annuity products or programs with which they are used; (g) increasing competition in the sale of insurance and annuities and the recruitment of sales representatives; (h) regulatory changes, interpretations, initiatives or pronouncements, including those relating to the regulation of insurance companies and the regulation and sale of their products and the programs in which they are used; (i) our ratings and those of our subsidiaries by independent rating organizations which we believe are particularly important to the sale of our products; (j) the performance of our investment portfolios; (k) the impact of changes in standards of accounting; (l) our ability to integrate the business and operations of acquired entities; (m) expected

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protection products and accumulation products margins; (n) the impact of anticipated investment transactions; and (o) litigation or regulatory investigations or examinations.

      There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement. You should refer to the risk factors described in this offering circular and the documents incorporated by reference in this offering circular for a fuller description of the risks relating to your participation in the exchange offer.

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SUMMARY

      The following information should be read together with the information contained or incorporated by reference in this offering circular. When used in this document, the terms “AmerUs”, “the Company”, “we”, “our” and “us” refer to AmerUs Group Co. (including American Mutual Holding Company and AmerUs Life Holdings, Inc., as predecessor entities of AmerUs Group Co.) and our consolidated subsidiaries, unless otherwise specified or indicated by the context. The summary may not contain all the information that may be important to you. You should read this entire offering circular, including the financial data and related notes and the documents to which we have referred you, before making an investment decision. You should pay special attention to the “Risk Factors” beginning on page 17 of this offering circular to determine whether participation in the exchange offer and an investment in the New OCEANs, or the common stock into which the New OCEANs are convertible, is appropriate for you.

The Exchange Offer

      We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your Existing OCEANs in this exchange offer, you should read the detailed description of the offer under “The Exchange Offer” for further information.

Terms of the exchange offer	We are offering to exchange $1,000 original principal amount of New OCEANs and an exchange fee of $2.50 for each $1,000 original principal amount of Existing OCEANs accepted for exchange. You may tender all, some or none of your Existing OCEANs.

Deciding whether to participate in the exchange offer	Neither we nor our officers or directors, our financial advisor, the exchange agent, the information agent or any other person makes any recommendation as to whether you should tender or refrain from tendering all or any portion of your Existing OCEANs in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your Existing OCEANs in the exchange offer and, if so, the aggregate amount of Existing OCEANs to tender. You should read this offering circular and the letter of transmittal and consult with your advisers, if any, to make that decision based on your own financial position and requirements.

Expiration date; extension; termination	The exchange offer and withdrawal rights will expire at 9:00 a.m., New York City time, on December 15, 2004, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date or amend any of the terms or conditions of the exchange offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your Existing OCEANs prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer.

In the case of an amendment, we will issue a press release or other public announcement. We have the right to:

• extend the expiration date of the exchange offer and retain all tendered Existing OCEANs, subject to your right to withdraw your tendered Existing OCEANs;

• waive any condition or otherwise amend any of the terms or conditions of the exchange offer in any respect; and

• terminate the exchange offer for any reason.

Any Existing OCEANs not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to certain customary conditions. See “The Exchange Offer — Conditions for Completion of the Exchange Offer”.

Withdrawal rights	You may withdraw a tender of your Existing OCEANs at any time before the exchange offer expires by delivering a written notice of withdrawal to BNY Midwest Trust Company, the exchange agent, before the expiration date. If you change your mind, you may re-tender your Existing OCEANs by again following the exchange offer procedures before the exchange offer expires. See “The Exchange Offer — Withdrawal Rights”.

Procedures for tendering outstanding Existing OCEANs	If you hold Existing OCEANs through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your Existing OCEANs, as well as submit a letter of transmittal and the other agreements and documents described in this document. Tenders of your Existing OCEANs will be effected by book-entry transfers through The Depository Trust Company. We will determine in our sole discretion whether and if Existing OCEANs have been validly tendered.

Existing OCEANs may be tendered by electronic transmission of acceptance through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described herein. Custodial entities that are participants in DTC must tender Existing OCEANs through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. If you hold Existing OCEANs through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal to BNY Midwest Trust Company, the exchange agent, at one of its offices as indicated under “The Exchange Offer — Exchange Agent” or in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your Existing OCEANs.

Acceptance of Existing OCEANs	If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all Existing OCEANs properly tendered and not withdrawn prior to the expiration of the exchange offer and will issue the New OCEANs promptly after the expiration date. We will issue New OCEANs in exchange for Existing OCEANs that are accepted for exchange only after receipt by the exchange agent of (i) a timely book-entry confirmation of transfer of Existing OCEANs into the exchange agent’s DTC account or, if tender is made through an eligible institution, a notice of guaranteed delivery and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to ATOP. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Accrued interest on Existing OCEANs	Interest on the New OCEANs will accrue from the last interest payment date on which interest was paid on the Existing OCEANs. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing OCEANs.

Trading	Our common stock is traded on the New York Stock Exchange under the symbol “AMH”.

Information agent	Georgeson Shareholder is the information agent for this exchange offer. Its address and telephone numbers are located in the section “The Exchange Offer — Information Agent” and on the back cover of this offering circular.

Exchange agent	BNY Midwest Trust Company.

Financial advisor	Credit Suisse First Boston LLC is acting as our financial advisor for this exchange offer.

Risk factors	You should carefully consider the matters described under “Risk Factors”, as well as other information set forth in this offering circular and in the letter of transmittal.

Consequences of not exchanging Existing OCEANs	The liquidity and trading market for Existing OCEANs not tendered in the exchange offer could be adversely affected to the extent a significant number of the Existing OCEANs are tendered and accepted in the exchange offer.

Tax consequences	See “Material U.S. Federal Income Tax Considerations” for a summary of certain U.S. federal income tax consequences or potential consequences that may result from the exchange of Existing OCEANs for New OCEANs and from the ownership and disposition of the New OCEANs and common stock received in connection with the New OCEANs.

The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New OCEANs are unclear. We intend to take the position that the modifications to the Existing OCEANs resulting from the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee will not constitute a significant modification of the Existing OCEANs for tax purposes.

Consistent with our position, the New OCEANs will be treated as a continuation of the Existing OCEANs and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Existing OCEANs for New OCEANs pursuant to the exchange offer. By participating in the exchange offer, each holder agrees to treat the exchange of Existing OCEANs for New OCEANs as not constituting a significant modification of the terms of the Existing OCEANs. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ.

Principal Differences Between the Existing OCEANs and the New OCEANs

      The principal differences between the Existing OCEANs and the New OCEANs are illustrated in the table below. The table below is qualified in its entirety by the information contained herein and the documents governing the Existing OCEANs and the New OCEANs, copies of which will be provided on request to AmerUs at the address set forth under “Where You Can Find More Information” on page 67. For a more detailed description of the New OCEANs, see “Description of the New OCEANs” beginning on page 37. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in “Description of the New OCEANs”.

	Existing OCEANs	New OCEANs

Securities	$185,000,000 aggregate original principal amount of our Optionally Convertible Equity-Linked Accreting Notes due March 6, 2032.	Up to an accreted value of our new Optionally Convertible Equity-Linked Accreting Notes due March 6, 2032 equal to the aggregate accreted value of the Existing OCEANs. The New OCEANs will have an aggregate original principal amount of up to $185,000,000.

Settlement upon Conversion	If at least one of the conditions for conversion is satisfied, holders may convert their Existing OCEANs and would be entitled to receive:	If at least one of the conditions for conversion is satisfied, holders may convert their New OCEANs and would be entitled to receive an amount of cash and shares of our common stock, if any, per each New OCEAN as follows:
• an amount of shares of our common stock per Existing OCEAN.	• for each New OCEAN surrendered for conversion, the aggregate of the following for each of the ten trading days immediately following the conversion date:

  — if the Daily Conversion Value for such trading day for each New OCEAN exceeds the Accreted Principal Amount of such New OCEAN divided by ten, (a) a cash payment equal to the greater of (x) the Accreted Principal Amount on such day divided by ten or (y) the product of (i) the amount of cash paid per share of our common stock in connection with any applicable Change of Control or Merger Transaction and (ii) the conversion rate on the conversion date, divided by ten and (b) the remaining Daily Conversion Value, if any, in shares of our common stock (or securities into which our common stock has been converted); or

— if the Daily Conversion Value for such trading day for each New OCEAN is equal to or less than the Accreted Principal Amount of such New OCEAN divided by ten, a cash payment equal to the Daily Conversion Value.

	Existing OCEANs	New OCEANs

Additional Consideration	• Cash in lieu of fractional shares;

• Any accrued and unpaid Contingent Interest;

• If such conversion is during an Interest Deferral Period, all Deferred Interest on such Existing OCEANs; plus

• If such Existing OCEANs were converted upon the exercise of conversion rights arising by reason of a notice of redemption or a Change of Control or distribution, the sum of (i) any accrued and unpaid Stated Interest on such Existing OCEANs up to but not including the conversion date and (ii) if such redemption or Change of Control or distribution occurs prior to March 6, 2007, an amount equal to a Treasury Make-Whole Premium that would have been payable if such Existing OCEANs had been redeemed on the conversion date.

	• If a holder surrenders Existing OCEANs for conversion during the period after any record date but prior to the corresponding interest payment date, the holder must pay us at the time of surrender the Stated Interest payable on such Existing OCEANs on such interest payment date unless in either case such Existing OCEANs (x) have been called for redemption or (y) are surrendered for conversion pursuant to the occurrence of a specified transaction.	Same as the Existing OCEANs except that the cash payment in lieu of any fractional share will be equal to such fraction multiplied by the volume weighted average price of our common stock (or of any security into which our common stock has been converted) for the 10 trading days during the Conversion Period.

Conversion upon merger, etc.
If we are a party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, then at the effective time of the transaction, the right to convert an Existing OCEAN into our common stock will be changed into a right to convert such Existing OCEAN into, or into the right to receive, as applicable, the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Existing OCEAN immediately prior to the transaction.
If we are a party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, then at the effective time of the transaction, the right to convert such New OCEAN will be changed into a right to convert such New OCEAN into, or the right to receive, as applicable, such cash securities and other property in accordance with the provisions described under “Description of the New OCEANs — Payment Upon Conversion”.

	Existing OCEANs	New OCEANs

Conversion Make-Whole Premium upon a Change of Control	None.

In addition to the cash and shares of our common stock, if any, payable or deliverable by us, if a Change of Control occurs prior to March 6, 2007, we will pay a Conversion Make-Whole Premium upon: the redemption of the New OCEANs; the repurchase of the New OCEANs; and upon the conversion of the New OCEANs, in the case of a Change of Control. No Conversion Make-Whole Premium is payable, however, if we have provided a Public Acquirer Change of Control Notice. The Conversion Make-Whole Premium, if any, will be in an amount determined as set forth under “Description of the New OCEANs — Determination of the Conversion Make-Whole Premium” and will be payable in shares of our common stock (or in the same form of consideration into which our common stock has been converted in connection with such Change of Control).

Conversion After a Public Acquirer Change of Control	None.

In the case of a Public Acquirer Change of Control, we may, in substitution of providing the consideration described above under “— Conversion Make-Whole Premium Upon a Change of Control”, elect to change the conversion obligation in connection with such Public Acquirer Change of Control by providing a Public Acquirer Change of Control Notice not less than three business days nor more than 30 business days prior to the effective date of the relevant Public Acquirer Change of Control. If we provide such Public Acquirer Change of Control Notice, from and after the related Repurchase Date, holders of New OCEANs will be entitled to convert their New OCEANs into cash and shares of Public Acquirer Common Stock by dividing the conversion price in effect immediately before the Public Acquirer Change of Control by a fraction:

• the numerator of which will be the average value, for the five consecutive trading days commencing on the trading day next succeeding the effective date of the Change of Control, of all cash

	Existing OCEANs	New OCEANs

and other consideration (as determined by our board of directors) paid or payable per share of our common stock in connection with such Public Acquirer Change of Control, and

• the denominator of which will be the average of the last reported sale prices of the Public Acquirer Common Stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Change of Control.
If we have provided a Public Acquirer Change of Control Notice, holders shall, during the periods for conversion specified under “Description of the New OCEANs — Conversion Rights”, have the right to convert their New OCEANs (subject to satisfaction of the conditions to conversion), and will be entitled to receive the consideration obligation specified above under “— Settlement Upon Conversion” including the consideration described above under “— Additional Consideration”, but will not be entitled to receive the Conversion Make-Whole Premium.

Optional Redemption upon a Change of Control
We may redeem the Existing OCEANs, in whole but not in part, at any time for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the date of redemption, plus, if the Existing OCEANs are redeemed prior to March 6, 2007, a Treasury Make-Whole Premium, on not less than 15 nor more than 60 days’ notice, if a Change of Control occurs; provided notice of such redemption is mailed within 30 days following the occurrence of such Change of Control.
Same as Existing OCEANs, except that (in addition to the consideration payable by us in connection with such optional redemption under the Existing OCEANs) we will also pay, if a Change of Control occurs prior to March 6, 2007, the Conversion Make-Whole Premium, if any, unless we provide a Public Acquirer Change of Control Notice.

	Existing OCEANs	New OCEANs

Repurchase at Option of Holder Upon a Change of Control

If a Change of Control occurs, each holder will have the right, in addition to any right of conversion, to require us to purchase for cash all or any portion of the holder’s OCEANs, in integral multiples of $1,000 original principal amount. The purchase price for such OCEANs will equal 100% of their Accreted Principal Amount on the repurchase date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the repurchase date. We will be required to purchase the OCEANs as of the date that is 45 business days after we give holders notice of the Change of Control.

Same as Existing OCEANs, except that (in addition to the consideration payable by us in connection with such repurchase under the Existing OCEANs) we will also pay, if a Change of Control occurs prior to March 6, 2007, the Conversion Make-Whole Premium, if any, unless we provide a Public Acquirer Change of Control Notice.

The New OCEANs

      In addition to the information above under the caption “— Principal Differences Between Existing OCEANs and the New OCEANs”, the following summary contains basic information about the New OCEANs and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the New OCEANs and before you decide whether to tender your Existing OCEANs in the exchange offer, please refer to the section of this offering circular entitled “Description of New OCEANs”.

New OCEANs	Up to an aggregate accreted value of our new Optionally Convertible Equity-Linked Accreting Notes due March 6, 2032 equal to the aggregate accreted value of the Existing OCEANs. The New OCEANs will have an aggregate original principal amount of up to $185,000,000.

Maturity	March 6, 2032.

Yield and Principal Amount at Maturity	The yield on the New OCEANs, without taking into account any Contingent Interest (as defined below), will be approximately 3.83% per annum (based on a $1,000 original principal amount) compounded semiannually through March 6, 2007, and approximately 2.28% per annum compounded semiannually from March 6, 2007 through maturity. We will pay a portion of the yield in cash, as Stated Interest, on each Interest Payment Date. Since only a portion of the yield on the New OCEANs will be paid as Stated Interest, the principal amount of each New OCEAN will accrete over time such that the principal amount of each New OCEAN will be $1,270 at maturity as described below under “Accreted Principal Amount”. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive the accreted value in excess of the original principal amount of their Existing OCEANs; however, New OCEANs received upon exchange of their Existing OCEANs will include value equal to such accreted value.

Stated Interest	We will pay Stated Interest equal to 2.00% per annum of the original principal amount of the New OCEANs (or $20.00 per annum per $1,000 original principal amount of New OCEANs) semiannually on each March 6 and September 6, commencing March 6, 2005 (each an “Interest Payment Date”) to record holders on the preceding February 20 and August 23 of each year (each a “Record Date”). Stated Interest will accrue from the last interest payment date on which Stated Interest was paid on the New OCEANs, or, if no Stated Interest has been paid on the New OCEANs, from the last interest payment date on which Stated Interest was paid on the Existing OCEANs that were exchanged. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid Stated Interest on the Existing OCEANs, but will receive amounts equal to such accrued and unpaid Stated Interest in accordance with the preceding sentence.

Interest Payment Dates	March 6 and September 6, commencing March 6, 2005. Interest on the New OCEANs will be calculated on the basis of a 360-day year of twelve 30-day months.

Accreted Principal Amount	On each Interest Payment Date, the principal amount of each New OCEAN will increase by the applicable yield on the New OCEANs less the amount of Stated Interest payable on such date. Between Interest Payment Dates, the Accreted Principal Amount will be the linear interpolation of the Accreted Principal Amounts as of the immediately preceding and immediately succeeding Interest Payment Dates as described under “Description of the New OCEANs — General”.

Contingent Interest	For each $1,000 original principal amount of Existing OCEANs that has been exchanged for New OCEANs, Contingent Interest will accrue from the record date for any regular cash dividends on our common stock and will be payable in cash on the next following March 6, June 6, September 6 or December 6 (each a “Quarterly Contingent Interest Payment Date”) in an amount equal to the regular cash dividends, if any, paid by us on our common stock since the immediately preceding Quarterly Contingent Interest Payment Date. See “Description of the New OCEANs — Contingent Interest” for a more detailed discussion on the timing of payment and the calculation of the amount of Contingent Interest.

Any holder receiving New OCEANs in exchange for Existing OCEANs that were held by such holder on, but also submitted for exchange in the Exchange Offer during a period that includes, any Quarterly Contingent Interest Record Date (defined under “Description of the New OCEANs — Contingent Interest”) shall be entitled to receive and keep in respect of their New OCEANs on the next succeeding Quarterly Contingent Interest Payment Date any accrued and unpaid Contingent Interest on such Existing OCEANs up to, but not including, the date of exchange of such Existing OCEANs for New OCEANs. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid Contingent Interest on the Existing OCEANs.

Any holder that surrenders New OCEANs for conversion is entitled to any accrued and unpaid Contingent Interest and, if the holder surrenders New OCEANs for conversion after any Quarterly Contingent Interest Record Date but on or before the related Quarterly Contingent Interest Payment Date, shall be entitled to keep the Contingent Interest payable on such New OCEANs on such Quarterly Contingent Interest Payment Date.

Deferral of Interest Payments	If no event of default is continuing, we may defer payments of Stated Interest on the New OCEANs from time to time, but at no time for more than ten consecutive semiannual periods. Interest on Deferred Interest payments will accrue at 5.00% per annum, compounded semiannually, on each Interest Payment Date. We will pay all unpaid Deferred Interest on any New OCEANs surrendered for conversion, or redemption or repurchase. We have agreed that during any Interest Deferral Period, among other things, we will not declare or pay dividends on our capital stock or pay interest on our junior debt securities.

Conversion Conditions	Holders may convert New OCEANs into cash and shares of our common stock, if any, only if one or more of the following conversion conditions is satisfied and only for the periods set forth below and as described under “Description of the New OCEANs — Conversion Rights”.

• if the sale price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the conversion date exceeds 140% of our Initial Stock Price, subject to adjustment;

• during any period in which an event of default has occurred and is continuing;

• if we have called the New OCEANs for redemption, during the period ending two business days prior to the redemption date;

• during the five trading days after a notice that a Special Conversion Event (as described below) has occurred;

• during any period in which we defer payment of Stated Interest;

• during any period in which our senior long-term unsecured credit rating is downgraded by Standard & Poor’s to BB+ or lower and by Moody’s to Ba2 or lower, or if our senior long-term unsecured credit rating is suspended or withdrawn by both rating agencies, or if neither rating agency continues to provide ratings services or coverage to us; or

• during specified periods upon the occurrence of specified corporate transactions, including a change of control, described under “Description of the New OCEANs — Conversion Rights — Conversion upon Specified Corporate Transactions”.

A Special Conversion Event will be deemed to have occurred if a holder requests that the bid solicitation agent obtain bids for such holder’s New OCEANs during a three consecutive trading-day Measurement Period, and a firm bid for such New OCEANs cannot be obtained from specified securities dealers on any day during such period that is at least equal to 90% of the closing sale price of our common stock on any such day multiplied by the quotient of $1,100 divided by the conversion price then in effect, as more fully described under “Description of the New OCEANs — Conversion Rights — Conversion upon a Special Conversion Event”.

Exchange in Lieu of Conversion	We may designate a financial institution to which New OCEANs surrendered for conversion by a holder of New OCEANs (other than (1) prior to March 6, 2007, New OCEANs called for redemption or New OCEANs being converted as the result of the occurrence of a corporate transaction specified under “Description of the New OCEANs — Conversion Rights — Conversion upon Specified Corporate Transactions” and (2) New OCEANs converted during the period after a Record Date and prior to the corresponding Interest Payment Date) will be initially offered for exchange in lieu of our converting those New OCEANs. In order to accept New OCEANs surrendered for conversion, the designated institution must agree to exchange for those New OCEANs the consideration the holder of such New OCEANs would receive upon conversion. If the designated institution declines to accept for exchange any New OCEANs in whole or in part, or if the designated institution does not timely deliver the consideration required to be paid, those New OCEANs will be converted by the conversion agent.

Redemption of OCEANs at Our Option	We may redeem the New OCEANs at the prices and for the consideration described under “Description of the New OCEANs — Maturity; Redemption of New OCEANs at Our Option”, only if:

• the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which the notice of redemption is given exceeds 140% of our Initial Stock Price;

• a Change of Control has occurred and we have not given a Public Acquirer Change of Control Notice in connection therewith; or

• a tax event has occurred and the conversion value of the New OCEANs (as determined under “Description of the New OCEANs — Maturity; Redemption of New OCEANs at Our Option — Optional Redemption upon a

Tax Event”) on any trading day within the five trading days immediately preceding the day the notice of redemption is given exceeds their Accreted Principal Amount by at least 10%.

Repurchase at Option of Holder upon a Change of Control	If a Change of Control occurs, each holder may require us to purchase such holder’s New OCEANs at the prices and for the consideration described under “Description of the New OCEANs — Repurchase at Option of Holder upon a Change of Control”.

Subordination	The New OCEANs are senior subordinated debt of AmerUs, subordinate in right of payment to all of our existing and future senior debt, pari passu with all of our existing and future senior subordinated debt, including the Existing OCEANs, and senior to all of our existing and future junior subordinated debt. In addition, the New OCEANs will be effectively subordinated to all existing and future liabilities of our subsidiaries. The Indenture does not limit the amount of senior debt that we may incur. We expect from time to time to incur debt constituting senior debt.

Sinking Fund	None.

DTC Eligibility	The New OCEANs will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in those securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and those interests may not be exchanged for certificated securities, except in limited circumstances.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AMH”.

U.S. Federal Income Tax Considerations	We intend to take the position that the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee does not constitute a significant modification of the Existing OCEANs for U.S. federal income tax purposes, and that the New OCEANs will be treated as a continuation of the Existing OCEANs and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Existing OCEANs. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. See “Material U.S. Federal Income Tax Considerations” for more information.

The New OCEANs are indebtedness subject to the Treasury regulations governing contingent payment debt instruments. Each holder will accrue interest on the New OCEANs for U.S. federal income tax purposes on a constant yield to maturity basis at a rate of 9.917%, which is the rate comparable to the rate at which we have determined we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the New OCEANs (including the level of subordination, term, timing of payments and general market conditions as of the date of issuance of the Existing OCEANs). Accordingly, each holder will recognize taxable income in excess of the amount of cash payments received while the New OCEANs are outstanding.

A holder also will recognize gain or loss on the sale, exchange, conversion or redemption of a New OCEAN in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and the holder’s adjusted tax basis in the New OCEAN. Any gain recognized on the sale, exchange, conversion or redemption of a New OCEAN generally will be ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss.

Investors should consult their tax advisors regarding the tax treatment of the New OCEANs and whether a purchase of a New OCEAN is advisable in light of the above-described tax treatment and the investor’s particular tax situation.

AmerUs Group Co.

      We are a holding company whose subsidiaries are engaged in the business of marketing, underwriting and distributing a broad range of individual life, annuity and insurance deposit products to individuals and businesses in 50 states, the District of Columbia and the U.S. Virgin Islands. We have two reportable operating segments: protection products and accumulation products. The primary offerings of the protection products segment are interest-sensitive whole life, term life, universal life and equity indexed life insurance policies. The primary offerings of the accumulation products segment are individual fixed annuities (comprised of traditional fixed annuities and equity indexed annuities) and funding agreements.

      We were founded in 1896 as the mutual insurer Central Life Assurance Company. In 1996, we became the first mutual insurance holding company, a structure that allows mutuals to access the public equity markets, which we did in 1997 with our initial public offering. In 2000, we reorganized our mutual holding company structure through a full demutualization and became a 100% public stock company.

      We have had positive organic growth in our businesses. We have also successfully executed a series of strategic acquisitions that have helped generate sales growth, as well as balance our product and geographic distribution. The following is a summary of these acquisitions and the benefits created:

•	In 1994, Central Life Assurance Company and American Mutual Life Insurance Co. merged, providing us with significant scale in our life insurance operations. The merger resulted in our becoming one of the 25 largest mutual insurers in America at that time.

•	In October 1997, the acquisition of Delta Life Corporation launched our annuity business. At the time of the acquisition, Delta Life had about $2.0 billion in assets and specialized in single-premium deferred annuity and equity indexed annuity products.

•	In December 1997, we acquired AmVestors Financial Corporation, which specialized in the sale of individual fixed annuity products. The acquisition further strengthened our presence in asset accumulation and retirement and savings markets.

•	In 2001, we acquired Indianapolis Life Insurance Company and its subsidiaries, which had approximately $6 billion in consolidated assets at the time of the acquisition. The acquisition allowed us to strengthen our life insurance business and ultimately provided us with a better balance of annuities and life insurance product sales.

      As of September 30, 2004, we had approximately 626,000 life insurance policies and 268,000 annuity contracts outstanding and individual life insurance in force of approximately $100 billion. We also had life insurance reserves of $5.4 billion and annuity reserves of $12 billion as of that date. Our total assets and our total shareholders’ equity were $22.6 billion and $1.6 billion, respectively, as of September 30, 2004.

      Our principal executive offices are located at 699 Walnut Street, Des Moines, Iowa 50309-3948 and our telephone number is (515) 362-3600. Our website is www.amerus.com. Information contained on our website is not a part of, and is not incorporated into, this offering circular. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing.

Summary Consolidated Financial Information

      The following summary consolidated financial information should be read in conjunction with the financial information included or incorporated by reference in this offering circular. See “Where You Can Find More Information”. The summary consolidated income statement information for the fiscal years ended December 31, 2003 and December 31, 2002, and the summary consolidated balance sheet information as of December 31, 2003 and December 31, 2002, are derived from our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference into this offering circular. The summary consolidated income statement information for the nine months ended September 30, 2004 and the summary consolidated balance sheet information as of September 30, 2004, are derived from our preliminary unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30, 2004, which is incorporated by reference into this offering circular. The unaudited financial information includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

	Nine Months Ended
	September 30,		For the Year Ended

	2004	2003	2003	2002

	(Unaudited)

	($ in millions, except share data)
Consolidated Income Statement Data:
Revenues:
Insurance premiums	$199.1	$225.6	$297.2	$351.3
Product charges	165.3	136.2	181.4	144.5
Net investment income	770.2	751.1	1,001.9	1,001.3
Realized/unrealized gains (losses) on investments	(42.1)	75.4	131.3	(149.9)
Other income	54.4	50.4	68.3	68.5

Total revenues	$1,146.9	1,238.7	1,680.1	1,415.7

Benefits and expenses:
Policyowner benefits	$632.4	683.7	953.9	879.8
Total insurance and other expenses	281.9	269.3	358.4	316.4
Dividends to policy owners	61.0	86.3	98.4	104.9

Total benefits and expenses	$975.3	1,039.3	1,410.7	1,301.1

Income from continuing operations	$171.6	199.4	269.4	114.6
Interest expense	24.1	22.2	30.2	25.5

Income before tax expense and minority interest	147.5	177.2	239.2	89.1
Income tax expense	26.1	58.5	78.6	28.3
Minority interest	—	—	—	—

Net income from continuing operations	121.4	118.7	160.6	60.8
Discontinued operations (net of tax):
Income (loss) from discontinued operations	—	1.6	1.8	2.1
Gain on sale of discontinued operations	3.9	—	—	—

Net income before cumulative effect of change in accounting	125.3	120.3	162.4	62.9
Cumulative effect of change in accounting, net of tax	(0.5)	—	(1.3)	—

Net income	$124.8	$120.3	$161.1	$62.9

	Nine Months Ended
	September 30,		For the Year Ended

	2004	2003	2003	2002

	(Unaudited)

	($ in millions, except share data)
Net income from continuing operations per share:
Basic	$3.09	$3.03	$4.10	$1.52
Diluted	$2.98	$3.01	$4.05	$1.50
Weighted average number of shares outstanding (in millions):
Basic	39.3	39.1	39.2	40.0
Diluted	40.7	39.5	39.6	40.4
Dividends declared per common share	$—	$—	$0.40	$0.40
Consolidated Balance Sheet Data (at period end):
Total invested assets	$18,642.6	$17,976.2	$17,942.8	$16,932.5
Total assets	$22,639.7	$21,840.0	$21,542.2	$20,293.7
Notes payable	$546.1	$552.7	$596.1	$511.4
Total liabilities	$21,080.3	$20,428.1	$20,132.4	$19,030.7
Minority interests	$—	$—	$—	$—
Total stockholders’ equity	$1,559.4	$1,411.8	$1,409.8	$1,262.9
Other Operating Data:
Ratio of earnings to fixed charges(A)	1.38	1.43	1.40	1.19

(A)	For the purposes of computing ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes, fixed charges and pre-tax earnings required to cover preferred stock dividend requirements. “Fixed charges” consist of interest credited on annuity and universal life contracts and interest expense on debt and amortization of debt expense.

RISK FACTORS

      Before you participate in the exchange offer, you should know that making an investment in either the New OCEANs or the Existing OCEANs involves some risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of this offering circular and the factors discussed in the documents and other information incorporated by reference before tendering your Existing OCEANs. The risk factors set forth below, other than those that discuss the consequences of failing to exchange your Existing OCEANs in the exchange offer or as otherwise noted, are applicable to both the Existing OCEANs and the New OCEANs issued in the exchange offer (collectively, the “OCEANs”). The risks that we have highlighted here are not the only ones that we face and additional risks, including those presently unknown to us, could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risk Factors Relating to the OCEANs

The Existing OCEANs are, and the New OCEANs will be, unsecured and subordinate to our senior debt, and, because we are a holding company, your rights under the Existing OCEANs are, and under the New OCEANs will be, effectively subordinate to the liabilities of our subsidiaries.

      The Existing OCEANs are, and the New OCEANs will be, unsecured and rank junior in right of payment to all of our present and future senior debt (as defined under “Description of the New OCEANs — Subordination”). This means that, in any bankruptcy or insolvency proceedings involving us, the holders of our senior debt are first entitled to receive payment in full of the amounts due to them before the holders of the OCEANs are entitled to receive or retain any payment in respect of the OCEANs. The indenture relating to the Existing OCEANs does not, and the indenture relating to the New OCEANs will not, limit the amount of senior debt that we may incur and we expect from time to time to incur indebtedness constituting senior debt. As of September 30, 2004, AmerUs Group Co. had $269 million of senior debt.

      As we are a holding company, our cash flow and ability to service debt, including the OCEANs, depend upon the distribution of earnings, loans or other payments made by our subsidiaries to us. Our subsidiaries are separate legal entities and have no obligation with respect to our payment obligations. In addition, payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Our right to receive assets of our subsidiaries upon their liquidation or reorganization and, as a result, your right to participate in those assets will be effectively subordinated to the claims of each subsidiary’s creditors, including trade creditors. In addition, even if we are recognized as a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us. As of September 30, 2004, our subsidiaries had $21 billion of liabilities.

We may not be able to repurchase the New OCEANs when required or raise the funds necessary to make the required cash payments upon conversion, which may result in a default under our senior debt under some circumstances.

      The New OCEANs require that we pay cash for the lesser of the accreted principal amount of the New OCEANs and their conversion obligation upon their conversion by the holders. However, we may not have sufficient funds at that time to make the required purchase of all the OCEANs surrendered for purchase or New OCEANs surrendered for conversion. In addition, we may be required to obtain the consent of some of our lenders, including the lenders under our revolving credit agreement, to repurchase the OCEANs under the terms of our agreements with them. If we do not obtain such consent or refinance such borrowings, we could default under the terms of those agreements if we repurchase your OCEANs. If we fail to repurchase or convert your OCEANs when required to do so, we will be in default with respect to the OCEANs, which might also constitute a default under the terms of our other debt at that time. In these circumstances, the subordination provisions in the indentures will restrict payments to you until our senior debt is repaid in full.

The value of the conversion rights associated with the OCEANs may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

      If we are party to a consolidation, merger or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert an OCEAN into cash and our common stock may be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its OCEAN immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the OCEANs in the future.

      For example, if we were acquired in a cash merger, each OCEAN may become convertible solely into cash and may no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

We expect that the trading value of the New OCEANs will be significantly affected by the price of our common stock and other factors.

      The market price of the New OCEANs is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the New OCEANs than would be expected for nonconvertible debt securities. In addition, the New OCEANs have a number of features, including conditions to conversion, that could result in a holder receiving less than the value of our common stock into which a New OCEAN would otherwise be convertible. These features could adversely affect the value and the trading price for the New OCEANs.

An active trading market for the New OCEANs may not develop.

      The New OCEANs comprise an issue of securities for which there is currently no public market. We do not plan to list the New OCEANs on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the OCEANs will develop or as to the liquidity or sustainability of any such market, your ability to sell your OCEANs or the price at which you will be able to sell your OCEANs. Future trading prices of the OCEANs will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

You should consider the U.S. federal income tax consequences of owning the New OCEANs.

      Under the indenture governing the Existing OCEANs, we agreed, and by acceptance of a beneficial interest in an Existing OCEAN each holder of an Existing OCEAN is deemed to have agreed, to treat the Existing OCEANs as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. Similar provisions will be included in the Indenture governing the New OCEANs. Under the Treasury regulations governing contingent payment debt instruments, interest accrues on such an instrument for U.S. federal income tax purposes at the comparable yield (rather than any stated interest rate), which is the yield the issuer could have issued a nonconvertible fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to the issued contingent payment debt instrument. At the time the Existing OCEANs were issued, we determined the comparable yield to be 9.917%. Assuming that the exchange of the Existing OCEANs for the New OCEANs and the payment of the exchange fee does not constitute a significant modification of the terms of the Existing OCEANs, and therefore, that the New OCEANs will be treated as a continuation of the Existing OCEANs for U.S. federal income tax purposes, interest on the New OCEANs will accrue for U.S. federal income tax purposes at the comparable yields that we determined for the Existing OCEANs, which is 9.917%. A U.S. holder will be required to accrue interest income on the New OCEANs on a constant yield to maturity basis at the comparable yield as set forth above (subject to certain adjustments), with the result that a U.S. holder generally will recognize taxable income significantly in excess of regular interest payments received while the New OCEANs are outstanding.

      A U.S. holder will also recognize gain or loss on the sale, exchange, conversion or redemption of a New OCEAN in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption of a New OCEAN, including the amount of cash and fair market value of our common stock received upon conversion thereof, and the U.S. holder’s adjusted tax basis in the New OCEAN. Any gain recognized on the sale, exchange, conversion or redemption of a New OCEAN generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the New OCEANs are summarized in this exchange offer under the heading “Material U.S. Federal Income Tax Considerations”.

We are subject to a new accounting rule that, when adopted, will result in lower earnings per share, on a diluted basis.

      At its September 2004 meeting, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a conclusion on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share”, that would require the contingent shares issuable under our Existing OCEANs to be included in our diluted earnings per share calculation retroactive to the date of issuance by applying the “if converted” method under FASB Statement No. 128, “Earnings per Share” (FAS 128). We have followed the existing interpretation of FAS 128, which requires inclusion of the impact of the conversion of our Existing OCEANs only when and if the conversion thresholds are reached. As the conversion thresholds have not been reached, we have not included the impact of the conversion of our Existing OCEANs in our computation for diluted earnings per share through the periods ended September 30, 2004.

      The new rule, which has been approved by the FASB and is awaiting resolution of another exposure draft which will determine its effective date, will require us to restate previously reported diluted earnings per share and will result in lower diluted earnings per share than previously reported for periods subsequent to the issuance of the Existing OCEANs. If the exchange offer is completed prior to December 31, 2004, the restated diluted earnings per share will be calculated under the terms of the New OCEANs and will result in lower diluted earnings per share once our stock price meets the conversion price. For all periods from the issuance of the Existing OCEANs through September 30, 2004, assuming exchange of all of the Existing OCEANs, our diluted earnings per share would not have been materially different from the reported amount. For the nine-month period ended September 30, 2004, our diluted earnings per share would have been lower by approximately 0.98%. If the exchange offer is not completed prior to the effective date of the new rule, the restated diluted earnings per share will be calculated under the term of the Existing OCEANs and will result in lower diluted earnings per share of approximately 8.8% at September 30, 2004.

Deferral of interest payments will have U.S. federal income tax consequences for you and may affect the trading price of the New OCEANs.

      If no event of default under the New OCEANs has occurred and is continuing, we can defer payments of Stated Interest from time to time for up to ten consecutive semiannual periods. During any interest deferral period, Stated Interest will continue to accrue on the New OCEANs and the deferred payments of Stated Interest would also accrue interest, compounded semiannually, at the rate of 5.00% per annum (to the extent permitted by law).

      If we defer interest payments on the New OCEANs, you generally will be required to recognize interest income for U.S. federal income tax purposes before you receive any cash relating to that interest. In addition, you will not receive the cash paid by us for such deferred interest if you sell the New OCEANs to another investor before the end of any interest deferral period or before the record date for the payment of such deferred interest.

      If we exercise our right to defer payments of Stated Interest in the future, the New OCEANs may trade at a price that does not fully reflect the value of accrued but unpaid interest on the New OCEANs. In addition, our right to defer payments of Stated Interest on the New OCEANs may cause the market price for the New OCEANs to be more volatile than other securities that do not have such right. See “Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences of purchasing, holding and selling the OCEANs.

You may only convert the OCEANs under certain circumstances, which may not occur.

      The OCEANs may only be converted if one or more of the conditions described under “Description of the New OCEANs — Conversion Rights” are satisfied. We cannot assure you that any OCEANs will become convertible prior to their stated maturity. If you are unable to convert your OCEANs prior to their stated maturity, you may be unable to realize the value of the conversion rights associated with your OCEANs.

Risks Relating to the Exchange Offer

After the consummation of the exchange offer there will likely be a limited trading market for the Existing OCEANs, which could affect the market price of the Existing OCEANs.

      To the extent that Existing OCEANs are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Existing OCEANs that are not tendered and remain outstanding after the exchange offer is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Existing OCEANs that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the Existing OCEANs exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of Existing OCEANs that are not exchanged in the exchange offer more volatile.

The U.S. federal income tax consequences of the exchange of the Existing OCEANs for the New OCEANs are unclear.

      The U.S. federal income tax consequences of the exchange offer is unclear. We intend to take the position that the modifications to the Existing OCEANs resulting from the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee will not constitute a significant modification of the Existing OCEANs for tax purposes. The indenture governing the New OCEANs will contain provisions stating that by acceptance of a beneficial interest in a New OCEAN each holder of a New OCEAN will be deemed to have agreed that the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee does not constitute a significant modification of the Existing OCEAN for U.S. federal income tax purposes. That position, however, is subject to uncertainty and could be challenged by the IRS. Consistent with our position, the New OCEANs will be treated as a continuation of the Existing OCEANs and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Existing OCEANs for New OCEANs pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification of the Existing OCEANs, the tax consequences to you could materially differ. See “Material U.S. Federal Income Tax Considerations — Consequences of the Exchange Offer” for more information.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Existing OCEANs in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Existing OCEANs.

      We are not making a recommendation as to whether holders of the Existing OCEANs should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Existing OCEANs for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Existing OCEANs that the value of the New OCEANs received in the exchange offer will in the future equal or exceed the value of the Existing OCEANs tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risk Factors Relating to Our Business and Operations

Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws.

      Payment of dividends to us by our life insurance subsidiaries is regulated by the state insurance laws of their respective jurisdictions of incorporation. Our significant life insurance subsidiaries are located in Iowa, Kansas, Indiana and New York. State insurance laws of each of these jurisdictions generally impose limitations on the ability of each of these subsidiaries to pay dividends to us. If any proposed dividend payment exceeds stated statutory limitations, our subsidiary must obtain the prior approval of the Commissioner of Insurance of that state to pay that dividend amount. In addition, the amount of dividends that we actually receive from our subsidiaries depends upon their respective business and financial performance and may be less than the maximum amounts permitted under such statutory limitations. If any of our life insurance subsidiaries cannot pay dividends or interest to us in the future, our ability to pay interest and dividends would be significantly reduced, which may adversely affect the trading prices of our common stock and the OCEANs and our ability to service interest payments on our indebtedness, including the OCEANs.

We face intense competition from other insurance companies, banks and non-insurance financial service companies for customers and sales agents.

      We compete for customers and agents and other distributors of life insurance and annuity products with a large number of other insurers and non-insurance financial service companies, such as banks, broker-dealers and mutual funds. Many of our competitors have greater financial resources than we do and offer alternative products. Many other insurers have higher claims-paying ability and financial strength ratings than we do. National banks, with their large existing customer bases, may increasingly compete with insurers as a result of court rulings allowing national banks to sell annuity products in some circumstances, and as a result of legislation that removed restrictions on bank affiliations with insurers. Specifically, the Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. These developments may increase our competition by substantially increasing the number, size and financial strength of our potential competitors who may be able to offer more competitive pricing than we can, due to economies of scale.

If we are unable to attract and retain sales representatives and develop new distribution channels, sales of our products and services may be reduced.

      We distribute our life insurance and annuity products and services through a variety of distribution channels, including our own sales organizations, independent brokers, banks, broker-dealers and other third-party marketing organizations. We must attract and retain sales representatives to sell our life insurance and annuity products. Strong competition exists among financial services companies for efficient sales representatives. We compete with other financial services companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient sales representatives to sell our products, our ability to compete and our revenues would suffer.

Future downgrades in the ratings of our life insurance subsidiaries could adversely affect sales of our life insurance and annuity products.

      Ratings with respect to claims-paying ability and financial strength are increasingly important factors in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically and there can be no assurance that our current ratings will be maintained in the future. Our claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors in our securities.

      A rating downgrade, or the potential for such a downgrade, of any of our life insurance subsidiaries could, among other things:

•	materially increase the number of policy or contract surrenders for all or a portion of their net cash values and withdrawals by policyholders of cash values from their policies;

•	result in the termination of our relationships with banks, agents, wholesalers and other distributors of our products and services;

•	reduce new sales, particularly with respect to general account guarantees and funding agreements purchased by financial institutions; and

•	result in higher interest rates becoming payable on outstanding loans under our existing revolving credit facility.

Severe interest rate fluctuations could have a negative impact on policyowner behavior and adversely affect our ability to pay policyowner benefits and our results of operations.

      Severe interest rate fluctuations could adversely affect the ability of our life insurance subsidiaries to pay policyowner benefits with operating and investment cash flows, cash on hand and other cash sources. We seek to limit the impact of changes in interest rates on the profitability and surplus of our life insurance operations by managing the duration of our assets relative to the duration of our liabilities. During a period of rising interest rates, policy surrenders, withdrawals and requests for policy loans may increase as customers seek to achieve higher returns. Despite our efforts to reduce the impact of rising interest rates, we may be required to sell assets to raise the cash necessary to respond to such surrenders, withdrawals and loans, thereby realizing capital losses on the assets sold. An increase in policy surrenders and withdrawals may also require us to accelerate amortization of policy acquisition costs relating to these contracts, which would further reduce our net income.

      During periods of declining interest rates, borrowers may prepay or redeem mortgages and bonds that we own, which would force us to reinvest the proceeds at lower interest rates. Most of our insurance and annuity products provide for guaranteed minimum yields and we are unable to lower our payouts to customers in response to the lower return we will earn on our investments. In addition, it may be more difficult for us to maintain our desired spread between the investment income that we earn and our payouts to customers during periods of declining interest rates, thereby reducing our profitability. A reduction in interest rates could also depress the market for our fixed annuity products. While policyowners may pay surrender charges to terminate policies, such terminations would reduce our future income.

We may be exposed to unidentifiable or unanticipated liabilities if we cannot effectively manage our risks, which could negatively affect the amounts that our life insurance subsidiaries may distribute to us as dividends.

      We have devoted significant resources to developing our risk management policies and procedures and we expect to continue to do so in the future. Nonetheless, these policies and procedures that identify, monitor and manage risks may not be fully effective. Many of the methods of managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not accurately predict future exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us and that may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. If any of our life insurance subsidiaries is exposed to unexpected liabilities due to a failure of our risk management policies or procedures, its results of operations may be negatively affected, which may also reduce the amount that it can distribute to us as dividends.

Our reserves established for future policy benefits and claims may prove inadequate, requiring us to increase liabilities.

      Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our products and establishing liabilities for future insurance and annuity policy benefits and claims. The liability that we have established for future policy benefits is based on assumptions concerning a number of factors, including the amount of premiums that we will receive in the future, rate of return on assets we purchase with premiums received, expected claims, expenses and persistency, which is the measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums. However, due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. As a result, we may experience volatility in the level of our reserves from period to period. To the extent that actual claims experience is less favorable than our underlying assumptions, we could be required to increase our liabilities, which may harm our financial strength and reduce our profitability.

Our investment portfolio is subject to risks which may diminish the value of our invested assets and affect our sales and profitability.

      We are subject to the risk that the issuers of the fixed maturity and other debt securities we own will default on principal and interest payments, particularly if a major downturn in economic activity occurs. As of September 30, 2004, our investment operations held $17 billion of fixed maturity securities, or 88.3% of our total invested assets, of which less than 8% were below investment grade. An increase in defaults on our fixed maturity securities portfolio could harm our financial strength and reduce our profitability.

      We may also have difficulty selling our privately placed fixed maturity securities, mortgage loans and real estate investments because they are less liquid than our publicly traded securities. As of September 30, 2004, our privately placed fixed maturity securities, mortgage loans and real estate investments represented approximately 15.2% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

      We use derivative instruments to hedge various risks we face in our businesses. We enter into a variety of derivative instruments, including interest rate swaps, swap options, currency swaps, financial futures and mortgage-backed security forward contracts, with a number of counterparties. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to effectively hedge the related risk. That failure may harm our financial strength and reduce our profitability.

Other market fluctuations and general economic, market and political conditions may also negatively affect our business and profitability.

      Our investment returns, and thus our profitability, may also be adversely affected from time to time by conditions affecting our specific investments and, more generally, by stock, real estate and other market fluctuations and general economic, market and political conditions.

      Our ability to make a profit on insurance products and annuities depends in part on the returns on investments supporting our obligations under these products and the value of specific investments may fluctuate substantially depending on the foregoing conditions.

      We also engage in proprietary trading of equities, commodities and futures and take proprietary positions in our hedge portfolios and our proprietary investment and syndication activities. The foregoing activities expose us to significant market risk as we buy securities or other assets, all of which are subject to market fluctuation. Even though we generally buy the securities or other assets for resale and the risk in most, but not all, cases is short-term, our exposure is often for large amounts. We use a variety of strategies to hedge our exposure to interest rate and other market risk. However, hedging strategies are not always available, and our hedging could be ineffective.

      The current uncertain trends in the U.S. and international economic, political and investment climates may adversely affect our businesses and profitability in 2005, and can be expected to continue to do so unless conditions improve.

Applicable laws and our articles of incorporation and by-laws may discourage takeovers and business combinations that our stockholders and OCEANs holders might consider in their best interests.

      State laws and our articles of incorporation and by-laws may delay, defer, prevent, or render more difficult a takeover attempt that our stockholders and OCEANs holders might consider to be in their best interests. For instance, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. State laws and our articles of incorporation and by-laws may also make it difficult for our stockholders to replace or remove our management, which may also delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

      Under the Iowa insurance laws, no person may acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of AmerUs without the prior approval of the Iowa Insurance Commissioner prior to September 20, 2005.

      In addition, laws of the various states where each of our significant life insurance subsidiaries is located also require the prior approval of the relevant state insurance commissioner for any change of control in AmerUs and/or that subsidiary as specified under such state laws.

      Provisions in our articles of incorporation and by-laws may delay, defer or prevent a takeover attempt, including provisions:

•	permitting our board of directors to issue one or more series of preferred stock;

•	dividing our board of directors into three classes;

•	permitting our board of directors to fill vacancies on our board of directors; and

•	imposing advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings.

Changes in insurance, securities and other regulation in the U.S. may reduce our profitability.

      Our life insurance subsidiaries are subject to regulation by state regulators under the insurance laws of states in which they conduct business. AmerUs Life Insurance Company is regulated by the Iowa Insurance Division. In addition, American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company are regulated by the Kansas Insurance Department; Indianapolis Life Insurance Company is regulated by the Indiana Insurance Department; and Bankers Life Insurance Company of New York is regulated by the New York insurance authority. The purpose of such regulation is primarily to provide safeguards for policyowners rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers including the authority to grant or revoke operating licenses and to regulate sales practices, investments, deposits of securities, the form and content of financial statements and insurance policies, accounting practices and the maintenance of specified reserves and capital.

      Certain of our protection products and accumulation products are innovative and relatively new. The regulatory framework at the state and federal level applicable to such products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. For example, the SEC may propose new regulations or policies with respect to equity indexed insurance products which may affect the marketing of such products or impose requirements that some or all such products be registered with the SEC. In addition, our joint venture with Ameritas Life Insurance Corporation is also subject to regulation under federal and state securities laws in connection with its sale of variable life and annuity products. Changes to laws or regulations that restrict the conduct of such business could reduce the value of our investment in this joint venture.

We may experience volatility in net income due to accounting for derivatives.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133 requires us to include all derivatives in our consolidated statement of financial position at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Changes in derivative fair values are either recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is immediately recognized in earnings. Derivatives not used in hedging activities must be adjusted to fair value through earnings. We adopted SFAS 133 effective January 1, 2001. The cumulative effect of the application of SFAS 133 included a negative effect of $8.2 million on net income and a positive effect of $2.7 million on accumulated other comprehensive income. The impact of the application of SFAS 133 on net income during the years ended December 31, 2003, 2002 and 2001 was a net unrealized gain (loss) of $8.6 million, ($14.6) million and ($5.8) million, respectively, and the impact to accumulated other comprehensive income was an unrealized gain of $2.5 million, a gain of $3.4 million and a loss of $5.9 million, respectively. The impact of the application of SFAS 133 on our net income during the nine months ended September 30, 2004 was a net unrealized loss of $4.9 million, and the impact on our accumulated other comprehensive income was an unrealized gain of $0.5 million. The Company estimates that less than $0.1 million after-tax of derivative losses included in AOCI will be reclassified into earnings within the next twelve months.

      The Financial Accounting Standards Board’s Derivatives Implementation Group issued DIG Issue B36, which applies to modified coinsurance and coinsurance with funds withheld arrangements where interest is determined by reference to a pool of fixed maturity assets or a total return debt index. Such arrangements in which funds are withheld by the ceding insurer cause the reinsurer to recognize a receivable from the ceding insurer as well as a liability representing reserves for the insurance coverage assumed under the reinsurance arrangements. The terms of the ceding company’s payable provide for the future payment of principal plus a rate of return on either its general account assets or a specified block of those assets which is typically composed of fixed-rate debt securities. DIG Issue B36 considers the payable from the ceding company to contain an embedded derivative that must be bifurcated and accounted for separately under SFAS 133. We adopted DIG Issue B36 on October 1, 2003, which included establishing an embedded derivative liability of $6.5 million and the reclassification of certain securities supporting the products being reinsured from available-for-sale to held for trading. The net cumulative effect of the change in accounting for DIG Issue B36 was a decrease of $2.0 million ($1.3 million after-tax) in net income and a decrease of $5.2 million in AOCI net of tax. The basic and diluted earnings per common share for the cumulative effect of the change in accounting for derivatives in accordance with DIG Issue B36 amounted to $0.03 for 2003.

Changes in federal income tax law could make some of our products less attractive to consumers or increase our tax costs.

      Congress has, from time to time, considered tax legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract. Congress, as well as foreign, state and local governments, also consider from time to time legislation that could increase the tax costs associated with our life insurance subsidiaries.

      In addition, changes in tax policy whether, by new regulations, interpretations or practices, could impact our products and/or the programs with which they are used. Pending proposed regulations and recent pronouncements on certain insurance related programs by the Internal Revenue Service could adversely affect the level of sales and result in increased surrenders.

      No prediction can be made as to whether any such changes will occur, what the specific terms of any such legislation will be or how, if at all, it might affect sales of insurance products by our life insurance subsidiaries, and thus indirectly, the interests of holders of the OCEANs.

Future acquisitions that we make may result in certain risks for our business and operations.

      We have made a number of significant acquisitions in the past, and we may make additional acquisitions in the future. Acquisitions involve a number of risks, including the diversion of our management’s attention and other resources, the incurrence of unexpected liabilities and the loss of key personnel and clients of acquired companies. Any intangible assets that we acquire may have a negative impact on our financial statements. In addition, the success of our future acquisitions will depend in part on our ability to combine operations, integrate departments, systems and procedures and obtain cost savings and other efficiencies from the acquisitions. We may incur significant additional indebtedness, including assuming an acquired company’s debt, in connection with a future acquisition, which may have an adverse effect on our financial ratings and results. If we finance an acquisition through the issuance of our common stock, there may be a dilution of the ownership interests represented by our common stock into which the OCEANs may be convertible. Failure to effectively consummate or manage our future acquisitions may adversely affect our existing businesses and harm our operational results.

Increasing litigation and regulatory investigations in the insurance industry may harm our financial strength and reduce our profitability.

      While life insurance companies have historically been subject to substantial litigation resulting from claims disputes and other matters, in recent years the life insurance industry, including the Company and its subsidiaries, has been subject to an increase in litigation pursued on behalf of purported classes of insurance purchasers questioning the conduct of insurers in the marketing of their products. The Company is routinely involved in litigation and other proceedings, including class actions (such as pending class action lawsuits related to the use of purportedly inappropriate sales techniques and products for the senior market), reinsurance claims and regulatory proceedings arising in the ordinary course of its business. Some of these claims and legal actions are in jurisdictions where juries are given substantial latitude in assessing damages, including punitive and exemplary damages.

      Our litigation is subject to many uncertainties, and given its complexity and scope, the outcomes cannot be predicted. It is possible that our results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimately unfavorable resolution of pending litigation.

      In addition, state insurance departments are escalating their scrutiny of insurance companies, including increasingly focusing on sales practices and product issues in their market conduct examinations (including the recently commenced examinations and investigations by various state governmental regulators and authorities alleging price-fixing and bid-rigging among certain insurance brokers and insurance companies, which has resulted in litigation against such insurance companies and brokers). We expect heightened governmental and regulatory scrutiny of insurance companies to continue.

      Such litigation, proceedings and examinations may harm our financial strength, and adverse developments could require us to contribute additional capital to our insurance subsidiaries and may reduce our profitability. We cannot assure you that such litigation, proceedings or examinations will not adversely affect our future business, financial condition or results of operations.

We may need to fund deficiencies in our closed blocks; assets allocated to the closed blocks benefit only the holders of closed block policies.

      In connection with the reorganization undertaken by AmerUs in June 1996, AmerUs Life Insurance Company, or ALIC, allocated specific assets for the benefit of insurance policies and annuities that pay dividends or provide interest credits. These allocated assets are referred to as a closed block. We established a second closed block as of March 31, 2000 in connection with the reorganization of Indianapolis Life Insurance Company, or ILICO, to a stock form (which, together with the ALIC closed block, we refer to as the “Closed Block”). The Closed Block was designed to provide reasonable assurance to policyholders that, after the respective reorganizations of ALIC and ILICO, assets would be available to maintain policy dividends and interest credits in effect prior to the reorganization if the experience underlying the existing scales of such policy dividends and interest credits were to continue. Any excess of cumulative favorable experience for Closed Block policies over unfavorable experience will be available for distribution over time to the Closed Block policyowners and will not be available to us.

      AmerUs will continue to pay guaranteed benefits under the policies included in the Closed Block in accordance with their terms. Assets included in the Closed Block, cash flows generated by these assets and anticipated revenues from policies included in the Closed Block may not be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, AmerUs must fund the shortfall from its general funds. Even if they are sufficient, we may choose for business reasons to support dividend payments on policies in the Closed Block with our general account funds.

      Assets included in the Closed Block, cash flows generated by such assets and anticipated revenues from policies in the Closed Block will benefit only the holders of those policies. Any excess earnings will be available for distribution over time to Closed Block policyholders, but will not be available to AmerUs stockholders. Unless the relevant state Insurance Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date on which none of the policies in the Closed Block remain in force. We bear the costs of operating and managing the Closed Block and, accordingly, such costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future would be borne by us.

The continued threat of terrorism and military actions may adversely affect our investment portfolio.

      The continued threat of terrorism within the U.S. and Europe, and the military action and heightened security measures in response to that threat, may cause additional disruptions to commerce, reduced economic activity and continued volatility in markets throughout the world, which may decrease our net income, revenue and assets under management. Some of the assets in our investment portfolio, such as airline and leisure industry securities, have been adversely affected by the declines in the securities markets and economic activity caused by the terrorist attacks and the military action and heightened security measures. The effect of these events on the valuation of these investments is uncertain and there may be additional impairments.

      Moreover, the cost and possibly the availability, in the future, of reinsurance covering terrorist attacks for our individual life, accidental death and dismemberment and disability insurance operations are uncertain. Although our ratings have not been affected by the terrorist attacks on the U.S. and remain consistent, over time the rating agencies could re-examine the ratings affecting the insurance industry generally, including the ratings of our life insurance subsidiaries. In addition, declines in the securities markets and reduced commercial and economic activity may impact our assumptions in assessing the value of intangibles from prior acquisitions and the amortization patterns for deferred policy acquisition costs. In the event there is a need to change our assumptions, this may lead to a material impairment of these assets.

Our reinsurance program involves risks.

      Our insurance subsidiaries cede insurance to other insurance companies through reinsurance. However, we remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by us. Under certain reinsurance agreements, the reinsurer may increase the rate it charges us for the reinsurance. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, we could be adversely affected.

      Additionally, we assume policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on us.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed and traded on the New York Stock Exchange under the symbol “AMH”. The following table sets forth the high and low closing sale prices per share of our common stock as quoted on the New York Stock Exchange (rounded to the nearest cent) for the periods indicated:

	High	Low

Fiscal 2001
First Quarter	$32.00	$27.00
Second Quarter	36.50	28.56
Third Quarter	35.20	30.90
Fourth Quarter	36.43	30.27
Fiscal 2002
First Quarter	$39.50	$34.00
Second Quarter	39.90	34.45
Third Quarter	37.21	28.21
Fourth Quarter	32.26	25.87
Fiscal 2003
First Quarter	$30.70	$22.94
Second Quarter	28.41	24.44
Third Quarter	35.89	27.70
Fourth Quarter	38.00	34.48
Fiscal 2004
First Quarter	$41.00	$34.73
Second Quarter	41.70	36.73
Third Quarter	41.51	37.31

      On November 15, 2004, the last reported sale price of our common stock as reported on the New York Stock Exchange was $44.04 per share. As of November 1, 2004, there were approximately 107,591 holders of record of our common stock.

      We declared and paid a quarterly dividend of $0.10 per share of our common stock from the second quarter of 1997 through the first quarter of 2000. Beginning in 2000, our board of directors approved moving from a quarterly dividend of $0.10 per share of our common stock to an annual dividend of $0.40 per share of our common stock. Payment of future dividends is subject to the discretion of our board of directors and depends upon our financial condition, cash requirements, future prospects and other factors that our board of directors considers relevant. In particular, we are a holding company and our operations are conducted through our subsidiaries. Accordingly, our ability to pay dividends on our common stock depends on the earnings and cash flow of our subsidiaries and the availability of these cash flows to us in the form of dividends, interest payments and loans. Payment of dividends by our life insurance subsidiaries is subject to strict regulatory restrictions. See “Risk Factors — Risk Factors Relating to Our Business and Operations — Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws”.

      In addition, under the terms of our revolving credit agreement, we are prohibited from paying cash dividends on our capital stock in excess of an amount equal to 3% of our consolidated net worth as of December 31 of the preceding fiscal year. Accordingly, we would be permitted by our existing revolving credit agreement to pay a cash dividend up to approximately $39.8 million in 2004.

      The terms of certain capital securities issued by our subsidiary trusts also prohibit us from declaring or paying any dividends (other than dividends consisting of stock of the same class as that on which such dividends are being paid) on our capital stock during any period for which we elect to defer interest payments on our junior subordinated debentures. We also cannot pay any dividends on our capital stock until all accrued interest on these capital securities is paid. The terms of the OCEANs permit us to defer the payment of Stated Interest for a period of up to five years. We will not be permitted to pay dividends on our capital stock during any period in which we elect to defer payment of Stated Interest on the OCEANs.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2004:

•	on an actual basis; and

•	as adjusted to give effect to the exchange offer, not including any expenses related thereto, assuming all Existing OCEANs are exchanged for New OCEANs.

      This table should be read in conjunction with our consolidated financial statements, related notes and the other information included or incorporated by reference in this offering circular.

	September 30, 2004

	Actual	As Adjusted

	(Unaudited)
	(In millions)
Long-term debt, including current portion:
Existing OCEANs	$188.8	$—
New OCEANs	—	188.8
Debt securities (excluding the OCEANs)	268.8	268.8
Bank loans	—	—
Company-obligated mandatorily redeemable capital securities	50.8	50.8
Other long-term debt	37.7	37.7

Total long-term debt	546.1	546.1
Shareholders’ equity:
Preferred stock, no par value, 20,000,000 shared authorized, none issued	—	—
Common stock, no par value, 230,000,000 shares authorized; 43,942,340 shares issued and 39,113,503 shares outstanding	43.9	43.9
Paid-in capital	1,188.6	1,188.6
Accumulated other comprehensive income (loss)	113.0	113.0
Unearned compensation	(1.3)	(1.3)
Retained earnings	379.8	379.8
Treasury stock, at cost (4,828,837 shares)	(164.6)	(164.6)

Total stockholders’ equity	1,559.4	1,559.4

Total capitalization	$2,105.5	$2,105.5

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing OCEANs

      We are offering, upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal, to exchange $1,000 original principal amount of New OCEANs and an exchange fee of $2.50 for each $1,000 original principal amount of validly tendered and accepted Existing OCEANs. We are offering to exchange all of the Existing OCEANs. However, the exchange offer is subject to the conditions described in this offering circular.

      You may tender all, some or none of your Existing OCEANs, subject to the terms and conditions of the exchange offer. Holders of Existing OCEANs must tender their Existing OCEANs in a minimum $1,000 original principal amount and multiples thereof.

      The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Existing OCEANs in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

      Our board of directors and officers do not make any recommendation to the holders of Existing OCEANs as to whether or not to exchange all or any portion of their Existing OCEANs. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Existing OCEANs for exchange and, if so, the amount of Existing OCEANs to tender.

Expiration Date

      The expiration date for the exchange offer is 9:00 a.m., New York City time, on December 15, 2004, unless we extend the exchange offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on December 15, 2004 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

      We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of Existing OCEANs tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of Existing OCEANs;

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of Existing OCEANs in the manner described below; during any extension, all Existing OCEANs previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend any of the terms or conditions of the exchange offer; and

•	terminate the exchange offer, as described under “— Conditions for Completion of the Exchange Offer” below;

provided that in any event we will promptly issue New OCEANs or return tendered Existing OCEANs after expiration or withdrawal of the exchange offer.

      If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in an offering circular supplement, and if required by law, we will extend the exchange offer for a period of five to 20 business days.

      We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the Existing OCEANs. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Existing OCEANs

      Your tender to us of Existing OCEANs and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this offering circular and in the accompanying letter of transmittal.

      Tender of Existing OCEANs Held Through a Custodian. If you are a beneficial holder of the Existing OCEANs that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the Existing OCEANs on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

      Tender of Existing OCEANs Held Through DTC. Any beneficial owner of Existing OCEANs held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s Existing OCEANs are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender Existing OCEANs that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered Existing OCEANs must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender Existing OCEANs through ATOP.

      In addition, unless tender is made through an eligible institution pursuant to the guaranteed delivery procedures described below, the exchange agent must receive:

•	a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the original principal amount of Existing OCEANs to be tendered and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such Existing OCEANs, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below

      Your Existing OCEANs must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the Existing OCEANs at DTC for purposes of the exchange offer within two business days after the date of this offering circular. Any financial institution that is a participant in DTC must make book-entry delivery of Existing OCEANs by having DTC transfer such Existing OCEANs into the exchange agent’s relevant account at DTC in accordance with DTC’s procedures for transfer. Although your Existing OCEANs will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “— Exchange Agent”, prior to 9:00 a.m., New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your Existing OCEANs. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering Existing OCEANs that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Existing OCEANs through a financial institution.

      Do not send letters of transmittal or other exchange offer documents to us.

      It is your responsibility to ensure that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your Existing OCEANs will not be validly tendered.

      Any Existing OCEANs not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

      We will have accepted the validity of tendered Existing OCEANs if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the New OCEANs from us. If we do not accept any tendered Existing OCEANs for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those Existing OCEANs to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

      We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of Existing OCEANs tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular Existing OCEANs not properly tendered or to not accept any particular Existing OCEANs which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of Existing OCEANs. Unless waived, any defects or irregularities in connection with tenders of Existing OCEANs for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent, the information agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing OCEANs for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing OCEANs for Exchange; Delivery of New OCEANs

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Existing OCEANs properly tendered, and will issue the New OCEANs promptly after acceptance of the Existing OCEANs. The discussion under the heading “— Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Existing OCEANs for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

      Interest on the New OCEANs will accrue from the last interest payment date on which interest was paid, or, if no interest has been paid, from the last interest payment date on which interest was paid on the Existing OCEANs. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing OCEANs.

      In all cases, issuance of New OCEANs for Existing OCEANs that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Existing OCEANs into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

Return of Existing OCEANs Accepted for Exchange

      If we do not accept any tendered Existing OCEANs for any reason set forth in the terms and conditions of the exchange offer, or if Existing OCEANs are submitted for a greater original principal amount than the holder desires to exchange, the unaccepted or non-exchanged Existing OCEANs tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Existing OCEANs that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

      If you desire to tender your Existing OCEANs and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Existing OCEANs if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and a notice of guaranteed delivery, substantially in the form provided by us, by fax, mail or courier, that:

(1) sets forth the name and address of the holder of the Existing OCEANs tendered;

(2) states that the tender is being made thereby; and

(3) guarantees that within three NYSE trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Withdrawal Rights

      You may withdraw your tender of Existing OCEANs at any time prior to 9:00 a.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “— Exchange Agent” prior to 9:00 a.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the Existing OCEANs to be withdrawn;

•	contain a statement that you are withdrawing your election to have your Existing OCEANs exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Existing OCEANs were tendered, including any required signature guarantees;

•	if you have tendered your Existing OCEANs in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Existing OCEANs and otherwise comply with the procedures of such facility; and

•	specify the original principal amount of Existing OCEANs to be withdrawn if not all of the Existing OCEANs are to be withdrawn.

      Any Existing OCEANs that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the Existing OCEANs, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Existing OCEANs may be retendered by following the procedures described under the heading “— Procedures for Tendering Existing OCEANs” above, at any time on or prior to 9:00 a.m., New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

      Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Existing OCEANs tendered, and we may terminate or amend this offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it impractical or inadvisable to proceed with the offer or with the acceptance for exchange and issuance of the New OCEANs:

(i) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Existing OCEANs under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Existing OCEANs under the exchange offer, or

•	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or would be material to holders of Existing OCEANs in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the U.S. is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

(iii) The Trustee with respect to the Existing OCEANs shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Existing OCEANs under the exchange offer, nor shall the Trustee or any holder of Existing OCEANs have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Existing OCEANs under the exchange offer.

      All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

      If any of the foregoing conditions is not satisfied, we may, at any time before the expiration of the exchange offer:

•	terminate the exchange offer and return all tendered Existing OCEANs to the holders thereof;

•	modify, extend or otherwise amend the exchange offer and retain all tendered Existing OCEANs until the expiration date, as may be extended, subject, however, to the withdrawal rights described in “Withdrawal Rights” above; or

•	waive the unsatisfied conditions and accept all Existing OCEANs tendered and not previously withdrawn.

      Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Legal Limitation

      The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time, and from time to time.

      If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the indenture governing the New OCEANs under the Trust Indenture Act of 1939, as amended, we will not:

•	accept for exchange any Existing OCEANs tendered; or

•	issue any New OCEANs in exchange for any Existing OCEANs.

Exchange Agent

      BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at its addresses set forth below:

By Hand, Mail, or Courier:

BNY Midwest Trust Company

c/o The Bank of New York
Corporate Trust Department
Reorganization Unit
101 Barclay Street
New York, New York 10007
Attention: Giselle Guadalupe

By Facsimile:

(212) 298-1915

(For Eligible Institutions Only)

Confirm by Telephone:

(212) 815-6331

For information:

(212) 815-6331

      If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

Information Agent

      Georgeson Shareholder has been appointed as the information agent for the exchange offer. Questions about the tender of Existing OCEANs, requests for assistance, and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth below:

Georgeson Shareholder

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers call: (212) 440-9800
All others call toll free: (866) 873-6980

Financial Advisor

      Credit Suisse First Boston LLC is our financial advisor for the exchange offer. Credit Suisse First Boston LLC may hold Existing OCEANs for its own account and, in addition to its role as financial advisor, will be permitted to participate in the exchange offer on the same terms as are offered to other holders of Existing OCEANs by this offer to exchange.

DESCRIPTION OF THE NEW OCEANs

      The new Optionally Convertible Equity-Linked Accreting Notes (OCEANsSM) (the “New OCEANs”) will be issued under an Indenture (the “Indenture”), between us and BNY Midwest Trust Company, as Trustee (the “Trustee”). A copy of the Indenture may be obtained from us upon written request. The statements under this caption relating to the Indenture and the New OCEANs are summaries and do not purport to be complete. These summaries use a number of terms that are defined in the Indenture and these summaries are qualified in their entirety by express reference to the Indenture. The terms of the New OCEANs also include those made a part of the Indenture by reference to the Trust Indenture Act of 1939. For purposes of this section, the terms “we”, “us”, “our” and “AmerUs” mean only AmerUs Group Co. and not its subsidiaries.

General

      We will issue up to an aggregate accreted value of New OCEANs equal to the aggregate accreted value of the Existing OCEANs. The New OCEANs will have an original principal amount of $1,000.00 per New OCEAN, and will have a principal amount at maturity of $1,270 per New OCEAN. The New OCEANs will be our general unsecured senior subordinated obligations. The New OCEANs will mature on March 6, 2032.

      The yield on the New OCEANs (without taking into account any Contingent Interest) will be approximately 3.83% per annum (based on a $1,000 original principal amount), compounded semiannually, through March 6, 2007, and approximately 2.28% per annum compounded semiannually from March 6, 2007 through maturity. We will pay a portion of the yield as cash interest semiannually on each March 6 and September 6, commencing March 6, 2005 (each an “Interest Payment Date”) at a rate of 2.00% per annum of the original principal amount of the New OCEANs (or $20.00 per annum per $1,000 original principal amount of New OCEANs) to the registered holders of record on the preceding February 20 and August 23 (each a “Record Date”). We call this cash interest the “Stated Interest”. Stated Interest will accrue from the last interest payment date on which Stated Interest was paid on the New OCEANs, or, if no Stated Interest has been paid on the New OCEANs, from the last interest payment date on which Stated Interest was paid on the Existing OCEANs which were exchanged. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid Stated Interest on the Existing OCEANs, but will receive amounts equal to such accrued and unpaid Stated Interest in accordance with the preceding sentence.

      Also, holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive the accreted value in excess of the original principal amount of their Existing OCEANs; however, New OCEANs received upon exchange of their Existing OCEANS will include accreted value equal to such accreted value. We will also pay Contingent Interest on the New OCEANs as described below under “— Contingent Interest”. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

      As described below, the principal amount of the New OCEANs will increase on each Interest Payment Date at a rate per annum equal to the applicable yield on the New OCEANs less the Stated Interest to be paid on such Interest Payment Date, whether or not such Stated Interest is deferred as described below. Between Interest Payment Dates, the Accreted Principal Amount will be the linear interpolation of the Accreted Principal Amounts as of the immediately preceding and immediately succeeding Interest Payment Dates as set forth in the following paragraph.

      The “Accreted Principal Amount” for any date, for each $1,000 original principal amount of New OCEANs:

(1) if such date occurs on an Interest Payment Date, the Accreted Principal Amount will equal the amount set forth below for such date:

	Accreted		Accreted
Interest Payment Date	Principal Amount	Interest Payment Date	Principal Amount

September 6, 2004	$1,047.63	September 6, 2018	$1,166.40
March 6, 2005	$1,057.71	March 6, 2019	$1,169.70
September 6, 2005	$1,067.98	September 6, 2019	$1,173.03
March 6, 2006	$1,078.45	March 6, 2020	$1,176.41
September 6, 2006	$1,089.12	September 6, 2020	$1,179.82
March 6, 2007	$1,100.00	March 6, 2021	$1,183.27
September 6, 2007	$1,102.54	September 6, 2021	$1,186.76
March 6, 2008	$1,105.11	March 6, 2022	$1,190.29
September 6, 2008	$1,107.71	September 6, 2022	$1,193.86
March 6, 2009	$1,110.34	March 6, 2023	$1,197.48
September 6, 2009	$1,113.00	September 6, 2023	$1,201.13
March 6, 2010	$1,115.69	March 6, 2024	$1,204.82
September 6, 2010	$1,118.41	September 6, 2024	$1,208.56
March 6, 2011	$1,121.16	March 6, 2025	$1,212.34
September 6, 2011	$1,123.94	September 6, 2025	$1,216.16
March 6, 2012	$1,126.76	March 6, 2026	$1,220.03
September 6, 2012	$1,129.60	September 6, 2026	$1,223.94
March 6, 2013	$1,132.48	March 6, 2027	$1,227.89
September 6, 2013	$1,135.39	September 6, 2027	$1,231.89
March 6, 2014	$1,138.34	March 6, 2028	$1,235.93
September 6, 2014	$1,141.32	September 6, 2028	$1,240.03
March 6, 2015	$1,144.33	March 6, 2029	$1,244.16
September 6, 2015	$1,147.38	September 6, 2029	$1,248.35
March 6, 2016	$1,150.46	March 6, 2030	$1,252.58
September 6, 2016	$1,153.57	September 6, 2030	$1,256.86
March 6, 2017	$1,156.73	March 6, 2031	$1,261.19
September 6, 2017	$1,159.91	September 6, 2031	$1,265.57
March 6, 2018	$1,163.14	March 6, 2032	$1,270.00

(2) Between any two Interest Payment Dates, the Accreted Principal Amount will equal the sum of (a) the Accreted Principal Amount for the Interest Payment Date immediately preceding such date and (b) an amount equal to the product of (x) the Accreted Principal Amount for the immediately following Interest Payment Date less the Accreted Principal Amount for the immediately preceding Interest Payment Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Interest Payment Date to such date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

      If an Interest Payment Date falls on a date that is not a business day, payment will be made on the next business day (and without any interest or other payment in respect of this delay). A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

      Each holder will agree in the Indenture, for U.S. federal income tax purposes, to treat the New OCEANs as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations governing contingent payment debt instruments under which each holder will be required to recognize taxable income in excess of the amount of cash payments received while the New OCEANs are outstanding. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Accrual of Interest on the New OCEANs”.

      Consistent with our position that the exchange of the Existing OCEANs for New OCEANs and the payment of the exchange fee will not constitute an exchange for U.S. federal income tax purposes, the New OCEANs will be subject to same rules governing the treatment of contingent payment debt instruments as were applicable to the Existing OCEANs. The New OCEANs will be treated as having been issued with original issue discount for U.S. federal income tax purposes. Holders will be required to include interest in taxable income in each year in excess of the accruals on the New OCEANs for non-tax purposes and in excess of any interest payments actually received in each year. See “Material U.S. Federal Income Tax Considerations”.

      See “— Book-Entry System” for information regarding the form, documents and mechanics for transferring the New OCEANs.

Contingent Interest

      We will pay an additional cash amount on each New OCEANs that is not included in the calculation of the yield on the New OCEANs (“Contingent Interest”). Contingent Interest will accrue from the record date for any Regular Cash Dividends (as defined below) on our common stock and will be payable in cash on the next following March 6, June 6, September 6 or December 6 (each a “Quarterly Contingent Interest Payment Date”) to the registered holders of record on the February 20, May 23, August 23, or November 22 preceding each such Quarterly Contingent Interest Payment Date (each a “Quarterly Contingent Interest Record Date”) in an amount equal to the Regular Cash Dividends, if any, paid by us on our common stock since the immediately preceding Quarterly Contingent Interest Payment Date, multiplied by the amount obtained by dividing $1,100 (the Accreted Principal Amount of a New OCEAN on March 6, 2007) by the conversion price in effect on the record date for such Regular Cash Dividends.

      “Regular Cash Dividends” are regular, fixed, annual, quarterly or other periodic cash dividends as declared by our board of directors as part of our dividend payment practice or stated cash dividend policy, whether publicly announced or not, and do not include any other dividends or distributions (such as any dividends designated by our board of directors as extraordinary, special or otherwise nonrecurring).

      Any holder receiving New OCEANs in exchange for Existing OCEANs that were held by such holder on, but also submitted for exchange in the exchange offer during a period that includes, any Quarterly Contingent Interest Record Date shall be entitled to receive and keep in respect of their New OCEANs on the next succeeding Quarterly Contingent Interest Payment Date any accrued and unpaid Contingent Interest on such Existing OCEANs up to, but not including, the date of exchange of such Existing OCEANs for New OCEANs. Holders whose Existing OCEANs are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid Contingent Interest on the Existing OCEANs.

      Any holder that surrenders New OCEANs for conversion is entitled to any accrued and unpaid Contingent Interest and, if the holder surrenders New OCEANs for conversion after any Quarterly Contingent Interest Record Date but on or before the related Quarterly Contingent Interest Payment Date, shall be entitled to keep the Contingent Interest payable on such New OCEANs on such Quarterly Contingent Interest Payment Date.

Subordination

      The New OCEANs are senior subordinated debt of AmerUs, subordinate in right of payment to all of our Senior Debt (as defined below), pari passu with all of our other senior subordinated debt, if any, and senior to all of our existing and future junior subordinated debt, including our Junior Subordinated Debentures due February 1, 2027. No payment or distribution on account of principal of or premium (if any) or interest on the New OCEANs (including upon conversion) or on account of the purchase or other acquisition of New OCEANs by us or any of our subsidiaries may be made (a) in the event and during the continuation of any default in the payment of principal of or premium (if any) or interest on any Senior Debt, or if the maturity of any Senior Debt has been accelerated because of a default until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (b) in the event of any judicial proceeding with respect to any such default in payment or such event of default. In the case of any pending liquidation, reorganization, bankruptcy, insolvency, receivership, arrangement, adjustment, composition or other judicial proceeding relative to AmerUs, all principal of or premium (if any) or interest on all Senior Debt must be paid in full or provision must be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before the holders of the New OCEANs are entitled to receive or retain any payment or distribution thereon. Subject to the prior payment of all Senior Debt, the rights of the holders of the New OCEANs will be subrogated to the rights of the holders of Senior Debt to the extent of the payments or distributions made to the holders of such Senior Debt until all amounts owing on the New OCEANs are paid in full.

      “Debt” means with respect to any entity, whether recourse is to all or a portion of the assets of such entity and whether or not contingent, (i) every obligation of such entity for money borrowed; (ii) every obligation of such entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such entity; (iv) every obligation of such entity issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such entity; and (vi) every obligation of the type referred to in clauses (i) through (v) of another entity and all dividends of another entity the payment of which, in either case, such entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

      “Senior Debt” means the principal of and premium (if any) and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to AmerUs (whether or not such claim for post-petition interest is allowed in such proceeding), on our Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the New OCEANs or to other Debt which is pari passu with or subordinated to the New OCEANs; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of AmerUs which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, as amended, was without recourse to AmerUs, (ii) any Debt of AmerUs to any of its subsidiaries, (iii) Debt to any employee of AmerUs, (iv) trade accounts payable of AmerUs, (v) accrued liabilities arising in the ordinary course of business of AmerUs and (vi) the Junior Subordinated Debentures due February 1, 2027, and guarantee issued by AmerUs in connection with the 8.85% Capital Securities, Series A issued by AmerUs Capital I.

      Because we are a holding company, the New OCEANs will be effectively subordinated to all existing and future liabilities of our subsidiaries, except to the extent that we are a creditor of the subsidiary recognized as such. In addition, our ability to service our debt, including the New OCEANs, depends upon the earnings of our subsidiaries and their ability to distribute their earnings, or make loans or other payments, to us. See “Risk Factors — Risk Factors Relating to the New OCEANs” and “Risk Factors — Risk Factors Relating to Our Business and Operations — Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws”.

      The Indenture will not place any limitation on the amount of Senior Debt that we may incur. As of September 30, 2004, on an unconsolidated basis, including the Existing OCEANs, we had $508.3 million of indebtedness outstanding, $268.8 million of which would be Senior Debt and $50.8 million of which would have ranked junior to the New OCEANs. In addition, our subsidiaries had $21 billion of liabilities, all of which would be effectively senior to the New OCEANs.

Limitation on Senior Subordinated Debt

      We will not incur any Debt that is expressly made subordinate in right of payment to any of our Senior Debt unless such Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the New OCEANs. The New OCEANs are expressly made pari passu with the Existing OCEANs. The foregoing limitation does not apply to distinctions between categories of our Senior Debt that exist by reason of any liens or guarantees arising or created in respect of some but not all of such Senior Debt. We expect from time to time to incur Debt constituting Senior Debt.

Deferral of Interest Payments

      If no Event of Default (as defined under “— Events of Default and Notice Thereof” below) has occurred and is continuing, at any time during the term of the New OCEANs, we can defer payments of Stated Interest on the New

OCEANs for successive periods not exceeding ten consecutive semiannual periods, commencing from the first Interest Payment Date on which such payment of Stated Interest which would otherwise have been payable is so deferred. A deferral of interest may not extend, however, beyond March 6, 2032. Interest on any deferred payment of Stated Interest will accrue at the rate of 5.00% per annum, compounded semiannually, on each Interest Payment Date. Such interest will be calculated on the basis of a 360-day year of twelve 30-day months. We call any period during which payments of Stated Interest on the New OCEANs are deferred, an “Interest Deferral Period”, and the aggregate amount of such deferred payments of Stated Interest outstanding at any time, together with any accrued and unpaid interest thereon, “Deferred Interest”. Upon the termination of any Interest Deferral Period, we are required to pay in cash all Deferred Interest then due. Before the termination of any Interest Deferral Period, we may elect to extend the Interest Deferral Period, subject to the ten consecutive semiannual period limitation.

      Notwithstanding the foregoing, all Deferred Interest owing during an Interest Deferral Period shall become immediately due and payable (a) upon the next Interest Payment Date, unless further deferred as described above, (b) with respect to all the New OCEANs, upon the fifth anniversary of the commencement of an Interest Deferral Period, or (c) with respect to any New OCEAN converted, repurchased or redeemed during an Interest Deferral Period, upon the conversion, repurchase or redemption of such New OCEAN.

      During an Interest Deferral Period, we (a) may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our capital stock (other than stock dividends paid by AmerUs which consist of stock of the same class as that on which such dividend is being paid and purchases of our common stock related to the issuance of common stock under any stock option or other benefit plan for the directors, officers, employees or agents of AmerUs or its subsidiaries), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our Debt securities that rank pari passu with or junior to the New OCEANs (other than any payment, repayment, repurchase or redemption made on Debt relating to employee stock ownership plans), and (c) shall not make any guarantee payments with respect to the foregoing.

      If we elect to defer any Stated Interest payments on the New OCEANs, we will give the Trustee notice, and prepare and provide a press release to DTC for dissemination through the DTC broadcast facility, at least one business day before the Record Date for the next Interest Payment Date, unless otherwise required by any applicable law or regulation.

      We have no current intention of deferring Stated Interest payments on the New OCEANs and there has not been any deferral of Stated Interest on the Existing OCEANs.

Conversion Rights

General

      Holders may convert any outstanding New OCEANs into cash and shares of our common stock, if any, prior to their stated maturity only under the following circumstances, each of which is described in greater detail below:

•	if the Sale Price (as defined below under “— Conversion upon Satisfaction of Market Price Condition”) per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which New OCEANs are surrendered for conversion exceeds 140% of the Initial Stock Price (as defined under “— Conversion upon Satisfaction of Market Price Condition” below);

•	during any period in which an Event of Default has occurred and is continuing;

•	if we have called the New OCEANs for redemption, during the period specified below under “— Conversion upon Notice of Redemption”;

•	during the five business-day period following notice of a Special Conversion Event (as defined under “— Conversion upon a Special Conversion Event” below);

•	during any Interest Deferral Period;

•	during any period in which our senior long-term unsecured credit rating is downgraded by Standard & Poor’s to BB+ or lower and by Moody’s to Ba2 or lower, or if our senior long-term unsecured credit rating is suspended or withdrawn by both rating agencies, or if neither rating agency continues to provide ratings services or coverage to us; or

•	during specified periods upon the occurrence of the corporate transactions, including a Change of Control, described below under “— Conversion upon Specified Corporate Transactions”.

Conversion upon Satisfaction of Market Price Condition

      A holder may convert its New OCEANs into cash and shares of our common stock, if any, if the Sale Price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which New OCEANs are surrendered for conversion exceeds 140% of the Initial Stock Price.

      The “Initial Stock Price” means $34.18; provided that, upon the occurrence of any event which results in an adjustment of the conversion price as described under “— Adjustment of the Conversion Price”, the Initial Stock Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be equal to the adjusted conversion price and the denominator of which shall be the conversion price in effect immediately prior to such adjustment.

      The “Sale Price” of a security on any date of determination means: (1) the closing sale price (or if no closing sale price is reported, the last reported sale price) of that security (regular way) on the New York Stock Exchange on that date; (2) if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed; (3) if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market; (4) if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us; or (5) if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security.

      A “trading day” means any day on which the securities exchange or quotation system which is used to determine the Sale Price of the applicable security is open for trading or quotation, or if the applicable security is not so listed or quoted, any business day.

      The conversion agent (which will initially be the Trustee) will, on our behalf, determine daily if the New OCEANs are convertible due to the foregoing condition being satisfied, and will notify us and the Trustee accordingly.

Conversion upon an Event of Default

      A holder may convert its New OCEANs into cash and shares of our common stock, if any, during any period in which an Event of Default has occurred and is continuing.

Conversion upon Notice of Redemption

      A holder may convert into cash and shares of our common stock, if any, any New OCEANs called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time.

Conversion upon a Special Conversion Event

      Any holder may request in writing (a “Request”) that the bid solicitation agent (which shall initially be the Trustee) obtain, on such holder’s behalf, firm bids to buy not less than $1 million original principal amount of New OCEANs (or, if such holder beneficially owns less than $1 million original principal amount of New OCEANs, all of such holder’s New OCEANs) nor more than $10 million original principal amount of New OCEANs (such amount to be specified in the Request) during the three consecutive trading days following the Request (the “Measurement Period”) from any nationally recognized securities dealers; provided that in such Request (1) such holder certifies that it could not obtain a firm bid to purchase such New OCEANs from at least two independent nationally recognized securities dealers for such New OCEANs in an amount at least equal to the Minimum Amount per New OCEAN and provides the names of the securities dealers from which it attempted to obtain such bids, (2) such holder agrees to use its best efforts to sell such New OCEANs on any day during the Measurement Period to a securities dealer that provides the bid solicitation agent with a firm bid to purchase such New OCEANs in an amount at least equal to the Minimum Amount per New OCEAN and (3) such holder agrees to convert such New OCEANs if the bid solicitation agent cannot obtain a firm bid to purchase for the New OCEANs at least equal to the Minimum Amount per New OCEAN on any day during the Measurement Period.

      If a Request is made by a holder with respect to any New OCEANs, on each day during the Measurement Period for such Request the bid solicitation agent shall (1) seek to obtain, on behalf of such holder, a firm bid to buy such New OCEANs for at least the Minimum Amount per New OCEAN on such day from Credit Suisse First Boston LLC (or another nationally recognized securities dealer selected by us) by 1:00 p.m., New York City time, on such day and (2) if Credit Suisse First Boston LLC (or such other securities dealer) does not provide a firm bid to buy such New OCEANs for at least the Minimum Amount per New OCEAN on such day, solicit on such holder’s behalf firm bids from at least two other nationally recognized securities dealers that we select, on such day.

      If the bid solicitation agent receives a firm bid to buy the New OCEANs for at least the Minimum Amount per New OCEAN on any day during the Measurement Period, (1) a Special Conversion Event shall be deemed not to have occurred, (2) the bid solicitation agent shall provide the holder with the name of the securities dealer that provided such quote and (3) the holder shall use its best efforts to sell such New OCEANs to such securities dealer on such day for the price quoted by such securities dealer.

      If the bid solicitation agent does not receive a firm bid to buy the New OCEANs for at least the Minimum Amount per New OCEAN on any day during the Measurement Period, a Special Conversion Event shall be deemed to have occurred and the Trustee shall promptly notify all holders of New OCEANs that a Special Conversion Event has occurred. During the five business-day period commencing on the first trading day following the giving of such notice, the holder that submitted the Request shall, and any other holder may, convert each of their New OCEANs into cash and a number of shares of our common stock, if any, pursuant to the procedure described under “— Payment upon Conversion”. In such event the conversion rate will be equal to $990 divided by the conversion price then in effect.

      The “Minimum Amount” for a New OCEAN on any day means the product of (1) 90% of the Sale Price for our common stock on such day multiplied by (2) $1,100 divided by the conversion price in effect on such day.

Conversion upon an Interest Deferral

      A holder may convert its New OCEANs into cash and shares of our common stock, if any, at any time during an Interest Deferral Period. See “— Deferral of Interest Payments”.

Conversion upon Credit Rating Event

      A holder may convert its New OCEANs into cash and shares of our common stock, if any, during any period in which (1) Standard & Poor’s has downgraded our senior long-term unsecured credit rating to BB+ or lower and Moody’s has downgraded our senior long-term unsecured credit rating to Ba2 or lower, (2) our senior long-term unsecured credit rating is suspended or withdrawn by both such rating agencies, or (3) neither of such rating agencies continues to provide ratings services or coverage to us.

Conversion upon Specified Corporate Transactions

      If:

•	we elect to distribute to all holders of our common stock, rights or warrants entitling them to purchase our common stock at a price that is less than the current market price (as defined in the Indenture) of our common stock on the trading day immediately preceding the date of declaration of such distribution;

•	we elect to distribute to all holders of our common stock, cash or other assets, debt securities or other evidence of indebtedness or other rights to purchase our securities, which distribution, when aggregated with all other such distributions made within the preceding 180 days, has a per share value exceeding 15% of the current market price of our common stock on the trading day preceding the date of declaration of such distribution; or

•	a Change of Control (as defined under “— Repurchase at Option of Holder upon a Change of Control” below) occurs, other than a transaction described in the following paragraph;

then we must notify the holders of the New OCEANs at least 20 days prior to the ex-dividend date for such distribution or within 30 days after the occurrence of the Change of Control, as the case may be. Once we have given that notice, holders may convert their New OCEANs at any time until either (a) the earlier of the close of business on the business day prior to the ex-dividend date and our announcement that such distribution will not take place, in the case of a distribution, or (b) 30 days after the Change of Control notice is given by us, in the case of a Change of Control; provided that, in the case of a distribution, the conversion right described above under this “— Conversion upon Specified Corporate Transactions” will not arise if (a) holders of the New OCEANs may participate in the distribution without conversion, or (b) the distribution consists solely of a distribution of rights pursuant to a shareholder rights plan and holders of New OCEANs will receive such rights upon conversion of their New OCEANs.

      In addition, if we are party to a consolidation, merger, binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock will be converted into, or into the right to receive, cash, securities or other property (any such transaction, a “Merger Transaction”), a holder may convert New OCEANs at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of such transaction. If we are a party to a Merger Transaction, then at the effective time of the transaction, the right to convert such New OCEAN will be changed into a right to convert such New OCEAN into, or the right to receive, as applicable, such cash, securities and other property in accordance with the provisions described below under “— Payment Upon Conversion”.

Payment Upon Conversion

General

      The conversion price for each New OCEAN will be $37.598 per share, subject to adjustment as described below under “Adjustment of the Conversion Price”. If at least one of the conditions for conversion is satisfied, holders may convert their New OCEANs and would be entitled to receive an amount of cash and shares of our common stock, if any, as described below.

Net Share Settlement Value

      Daily Conversion Value. The Accreted Principal Amount of each New OCEAN is convertible into cash and shares of our common stock, if any, based on an amount, which we refer to as the daily conversion value (the “Daily Conversion Value”), calculated for each of the ten trading days immediately following the conversion date, which we refer to as the conversion period (the “Conversion Period”). The Daily Conversion Value for each trading day during the Conversion Period is equal to one-tenth of the product of (1) the then applicable conversion rate and (2) the Consideration Per Share (as defined below) on that day.

      The conversion rate at any time is equal to:

(i) if the New OCEANs are converted prior to March 6, 2007, the Accreted Principal Amount of the New OCEANs on the date of determination divided by the conversion price then in effect; or

(ii) if the New OCEANs are converted on or after March 6, 2007, $1,100 (the Accreted Principal Amount of the New OCEANs on March 6, 2007) divided by the conversion price then in effect; or

(iii) notwithstanding the foregoing, if the New OCEANs are convertible solely as a result of a Special Conversion Event, $990 divided by the conversion price then in effect.

      The conversion price is subject to adjustment as described under “— Adjustment of the Conversion Price” and under “— Conversion After a Public Acquirer Change of Control”. Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate.

      “Consideration Per Share” means for each New OCEAN:

(i) if the last day of the Conversion Period is on or before the trading day immediately preceding the effective date of a Change of Control or Merger Transaction (whether or not a Change of Control or Merger Transaction is anticipated), the volume weighted average price; or

(ii) if the Conversion Period includes trading days that occur both prior to and on or after the effective date of a Change of Control or Merger Transaction, (x) for each trading day in the Conversion Period occurring prior to the effective date of such transaction, the volume weighted average price or (y) for each trading day on or after the effective date of such transaction, the value on the day of determination of the same kind, amount and proportion of consideration per share of our common stock received by the holders of our common stock in connection with such Change of Control or Merger Transaction; or

(iii) if the Conversion Period commences on or after the effective date of a Change of Control or Merger Transaction, the value on the day of determination of the same kind, amount and proportion of consideration per share of our common stock received by the holders of our common stock in connection with such Change of Control or Merger Transaction.

      Solely for purposes of valuing any non-cash consideration received by holders of our common stock in any Change of Control, or in any Merger Transaction, the value of such non-cash consideration will be its volume weighted average price on such day of determination and, to the extent any component of such non-cash consideration cannot be determined by reference to its volume weighted average price, the value of such non-cash consideration on such date of determination will be determined by our board of directors’ reasonable, good faith determination of such value.

      Conversion Obligation. For each New OCEAN surrendered for conversion, we will deliver to you the aggregate of the following (the “Conversion Obligation”) for each trading day during the Conversion Period:

(1) if the Daily Conversion Value for such trading day for each New OCEAN, exceeds the Accreted Principal Amount of such New OCEAN divided by ten, (a) a cash payment equal to the greater of (x) the Accreted Principal Amount on such day divided by ten or (y) the product of (i) the amount of cash paid per share of our common stock in connection with any applicable Change of Control or Merger Transaction and (ii) the conversion rate on the conversion date, divided by ten and (b) the remaining Daily Conversion Value, which we refer to as the daily net share settlement value (the “Daily Net Share Settlement Value”), if any, in shares of our common stock (or securities into which our common stock has been converted); or

(2) if the Daily Conversion Value for such trading day for each New OCEAN, is equal to or less than the Accreted Principal Amount of such New OCEAN divided by ten, a cash payment equal to the Daily Conversion Value.

      The number of shares of common stock (or securities into which our common stock has been converted) to be delivered under clause (1)(b) in the immediately preceding paragraph will be determined by dividing the Daily Net Share Settlement Value by the volume weighted average price for that day.

      For purposes of this section, “volume weighted average price” means, per share of our common stock (or per share of any security into which our common stock has been converted) on any trading day, the volume weighted average price on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page AMH <Equity AQR> (or the Bloomberg Page for any security into which our common stock has been converted), or if such volume weighted average price is not available, our board of director’s reasonable, good faith estimate of the volume weighted average price of the shares of common stock (or securities into which our common stock has been converted) on such trading day.

Additional Consideration

      In addition to the consideration described under “— Net Share Settlement Value”, we will also deliver to you upon conversion of New OCEANs, (a) cash in lieu of any fractional shares of our common stock, (b) any accrued and unpaid Contingent Interest on such New OCEANs (other than for New OCEANs surrendered after a Quarterly Contingent Interest Record Date and prior to the related Quarterly Contingent Interest Payment Date, for which Contingent Interest will be paid on such payment date) and (c) if such conversion is during an Interest Deferral Period, all Deferred Interest on such New OCEANs.

      Moreover, if such New OCEANs were converted upon the exercise of conversion rights arising by reason of a notice of redemption or a Change of Control or distribution described above under “— Conversion upon Specified Corporate

Transactions”, we will deliver to each holder of New OCEANs in cash the sum of (i) any accrued and unpaid Stated Interest on such New OCEANs up to but not including the conversion date and (ii) if such redemption or Change of Control or distribution occurs prior to March 6, 2007, an amount equal to the Treasury Make-Whole Premium (as defined under “— Maturity; Redemption of New OCEANs at Our Option — Optional Redemption upon Satisfaction of Market Price Condition”) that would have been payable if such New OCEANs had been redeemed on the conversion date.

      Except as, and only to the extent, described in the preceding paragraph, if a holder surrenders New OCEANs for conversion during the period after any Record Date but prior to the corresponding Interest Payment Date, the holder must pay us at the time of surrender the Stated Interest payable on such New OCEANs on such Interest Payment Date.

      The cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the New OCEANs will be delivered through the conversion agent after the last day on which the conversion value has been determined. Generally, the conversion date shall be the date on which the New OCEANs and all of the items required for conversion shall have been delivered as described under “— Conversion Procedures” described below and the requirements for conversion have been met.

      The cash payment (calculated to the nearest cent) payable by us in lieu of issuing any fractional share will be equal to such fraction multiplied by the volume weighted average price per share of our common stock (or per share of any security into which our common stock has been converted) for the ten trading days during the conversion period.

      Our delivery to the holder of cash (and any other payments due) and a certificate or certificates for the full number of shares of our common stock (or securities into which our common stock has been converted) into which the New OCEANs are convertible, if any, will be deemed to satisfy our obligation to pay the Accreted Principal Amount of, and all accrued and unpaid interest on, and any other amounts due on, the New OCEANs and all unpaid interest and any other amounts due will be deemed to be paid in full, rather than cancelled, extinguished or forfeited. Other than as described above and under “— Conversion Rights — Adjustment of the Conversion Price” below, no payment or adjustment will be made for accrued and unpaid interest, or for dividends or distributions on any of our common stock, upon conversion of a New OCEAN.

Payment Upon Conversion Upon a Change of Control

      If a holder converts its New OCEANs in connection with a Change of Control such holder will receive:

•	the consideration described above under “— Payment Upon Conversion — Net Share Settlement Value”; plus

•	if such Change of Control occurs prior to March 6, 2007, the Conversion Make-Whole Premium, if any, which will be in an amount and in a form, and payable on the relevant date, as determined as set forth under “— Determination of Conversion Make-Whole Premium”.

      In addition, such holder will be entitled to receive all amounts to which such holder is entitled as described above under “— Additional Consideration”.

Conversion After a Public Acquirer Change of Control

      Notwithstanding the foregoing, in the case of a Public Acquirer Change of Control (as defined below), we may, in substitution of providing the consideration described above under “— Payment Upon Conversion Upon a Change of Control”, elect to change the Conversion Obligation in connection with such Public Acquirer Change of Control by providing notice to holders of such election (a “Public Acquirer Change of Control Notice”) not less than three business days nor more than 30 business days prior to the effective date of the relevant Public Acquirer Change of Control. If we provide such Public Acquirer Change of Control Notice, from and after the applicable Repurchase Date, holders of New OCEANs will be entitled to convert their New OCEANs into cash and shares of Public Acquirer Common Stock (as defined below) by dividing the conversion price in effect immediately before the Public Acquirer Change of Control by a fraction:

•	the numerator of which will be the average value, for the five consecutive trading days commencing on the trading day next succeeding the effective date of the Change of Control, of all cash and other consideration (as determined by our board of directors) paid or payable per share of our common stock in connection with such Public Acquirer Change of Control, and

•	the denominator of which will be the average of the last reported Sale Prices of the Public Acquirer Common Stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Change of Control.

      If we have provided a Public Acquirer Change of Control Notice, holders shall, during the time periods for conversion specified under “— Conversion Rights”, have the right to convert their New OCEANs (subject to satisfaction of the conditions to conversion described under “— Conversion Rights — General”), and will be entitled to receive the Consideration Obligation specified under “— Net Share Settlement Value” and the consideration described under “— Additional Consideration”, but will not be entitled to receive the Conversion Make-Whole Premium described under “— Payment Upon Conversion Upon a Change of Control”. In addition, the holder may also require us to repurchase all or a portion of such holder’s New OCEANs in the circumstances described under “— Repurchase at Option of Holder Upon a Change of Control”.

      If we have provided a Public Acquirer Change of Control Notice, holders who do not elect to convert their New OCEANs prior to the Repurchase Date will (unless such New OCEANs are repurchased on the Repurchase Date) thereafter hold New OCEANs convertible at any time into cash and shares of Public Acquirer Common Stock, if any, at the adjusted conversion price referred to above. On and after such Repurchase Date the relevant Public Acquirer Change of Control will not constitute a Change of Control or Merger Transaction for purposes on determining the Consideration Per Share referred to above under “— Net Share Settlement Value”.

      A “Public Acquirer Change of Control” means any event constituting a Change of Control that would otherwise obligate us to provide the consideration described under “— Payment Upon Conversion Upon a Change of Control” and the acquirer has a class of common stack traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a transaction constituting a Change of Control (the “Public Acquirer Common Stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “Public Acquirer Common Stock” if either (1) a direct or indirect majority owned subsidiary of the acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement. In such case, all references to Public Acquirer Common Stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Determination of the Conversion Make-Whole Premium

      If a Change of Control occurs prior to March 6, 2007, we will pay a Conversion Make-Whole Premium upon the redemption of the New OCEANs as described below under “— Maturity; Redemption of the New OCEANs at Our Option — Optional Redemption Upon a Change of Control”, upon the repurchase of the New OCEANs as described below under “— Repurchase at Option of Holder upon a Change of Control” and upon the conversion of the New OCEANs as described above under “— Conversion Rights — Conversion Upon Specified Corporate Transactions” in the case of a Change of Control. No Conversion Make-Whole Premium is payable if we have provided a Public Acquirer Change of Control Notice as set forth under “— Payment Upon Conversion — Conversion After a Public Acquirer Change of Control”.

      The Conversion Make-Whole Premium shall be equal to a percentage of the original principal amount of the New OCEANs. The Conversion Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of New OCEANs upon conversion or repurchase as described herein. The Conversion Make-Whole Premium will be determined by reference to the table below and is based on the date on which the Change of Control becomes effective, referred to as the effective date, and the price, referred to as the stock price, paid, or deemed to be paid, per share of our common stock in the transaction constituting the Change of Control, such stock price subject to adjustment as described below. If holders of our common stock receive only cash in the Change of Control transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average Sale Price of our common stock for the 10 trading days immediately prior to but not including the effective date of the Change of Control.

      We will pay the Conversion Make-Whole Premium solely in shares of our common stock or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted in connection with the Change of Control; provided that, in each case, we will pay cash in lieu of fractional shares. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such Change of Control, then, for purposes of the foregoing, the forms of consideration in which the Conversion Make-Whole Premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with such Change of Control. The Conversion Make-Whole Premium will be payable on the Repurchase Date, whether for New OCEANs converted, redeemed or tendered for repurchase in connection with a Change of Control.

      The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the Conversion Make-Whole Premium will be calculated as follows:

•	In the case of a Change of Control in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, then the consideration shall be valued as follows:

(a) securities that are traded on a U.S. national securities exchange or approved for quotation on Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued at 98% of the average Sale Price for the ten trading days immediately prior to but excluding the Repurchase Date,

(b) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

(c) 100% of any cash.

•	In all other cases, the value of our shares will equal 98% of the average of the Sale Price of our common stock for the ten trading days immediately prior to but excluding the Repurchase Date.

      The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversation price of the New OCEANs is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion price as so adjusted.

      The following table sets forth Conversion Make-Whole Premiums (table in percentages).

Conversion Make-Whole Premium Upon Change of Control (% of Face Value)

	September 6,	March 6,	September 6,	March 6,	September 6,	March 6,
Stock Price	2004	2005	2005	2006	2006	2007

$34.18	4.8%	3.8%	2.9%	2.0%	1.0%	0.0%
$36.68	5.1%	4.1%	3.1%	2.1%	1.1%	0.0%
$39.18	5.5%	4.4%	3.3%	2.2%	1.1%	0.0%
$41.68	5.8%	4.7%	3.5%	2.4%	1.2%	0.0%
$44.18	6.2%	5.0%	3.8%	2.5%	1.3%	0.0%
$47.85	6.7%	5.4%	4.1%	2.7%	1.4%	0.0%
$50.24	5.3%	4.3%	3.3%	2.2%	1.1%	0.0%
$52.64	4.0%	3.2%	2.4%	1.6%	0.8%	0.0%
$55.03	2.7%	2.2%	1.6%	1.1%	0.6%	0.0%
$57.42	1.3%	1.1%	0.8%	0.5%	0.3%	0.0%
$59.82	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

      The exact stock price and effective dates may not be set forth on the table, in which case:

•	If the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the Conversion Make-Whole Premium will be determined by straight-line interpolation between the Conversion Make-Whole Premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

•	If the stock price is less than or equal to the Initial Stock Price (such price subject to adjustment in the same manner as the stock price), no Conversion Make-Whole Premium will be paid.

•	If the stock price is in excess of $59.82 per share (such price subject to adjustment in the same manner as the stock price), no Conversion Make-Whole Premium will be paid.

      Our obligation to pay the Conversion Make-Whole Premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Adjustment of the Conversion Price

      The conversion price will be subject to adjustment upon the occurrence of the following events:

(a) dividends or distributions on our common stock payable in shares of our common stock;

(b) distributions to all holders of our common stock of rights or warrants entitling them to purchase our common stock at a price, or securities convertible into our common stock having a conversion price per share, that is less than the current market price of our common stock on the trading day immediately preceding the date of declaration of such distribution;

(c) subdivisions, combinations and certain reclassifications of our common stock;

(d) distributions to all holders of our common stock of cash, debt securities (or other evidence of indebtedness) or other assets, excluding:

•	dividends or distributions described in clauses (a) or (b) above,

•	distributions of rights to all holders of our common stock pursuant to an adoption of a stockholder rights plan, and

•	dividends resulting in the payment of Contingent Interest on the New OCEANs; and

(e) payments to holders of our common stock in respect of a tender offer (other than an odd-lot offer) for our common stock by us or by any of our subsidiaries at a price in excess of 110% of the current market price of our common stock on the last date that tenders may be made pursuant to such tender offer.

      In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to any event described in clause (d) of the preceding paragraph, the conversion price will be adjusted based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution. If we adopt a new shareholder rights plan, we will be required under the Indenture to provide that holders of the New OCEANs will receive the rights upon conversion of the New OCEANs, whether or not these rights were separate from our common stock prior to conversion, subject to certain limited exceptions.

      No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the applicable conversion price; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. No adjustment will be made if holders of the New OCEANs may participate in the transaction that would otherwise give rise to such adjustment without conversion. The Indenture will permit us to decrease the conversion price from time to time for a period of at least 20 days.

      If we are a party to a Merger Transaction, then at the effective time of the transaction, the right to convert such New OCEAN will be changed into a right to convert such New OCEAN into, or the right to receive, as applicable, such cash, securities and other property in accordance with the provisions described above under “— Payment Upon Conversion”. This change could substantially lessen or eliminate the value of the conversion privilege associated with the New OCEANs in the future. For example, if we were acquired in a cash merger, each New OCEAN would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

      Holders of the New OCEANs may, in certain circumstances, be deemed to have received a distribution treated as a dividend for U.S. federal income tax purposes as the result of: (a) a taxable distribution to holders of our common stock that results in an adjustment of the conversion price, or (b) a decrease in the conversion price at our discretion. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends”.

Conversion Procedure

      Holders may convert their New OCEANs only in denominations of $1,000 original principal amount of New OCEANs and integral multiples thereof. If a holder has already delivered a Change of Control Purchase Notice (as described below under “— Repurchase at Option of Holder upon a Change of Control”) with respect to any New OCEAN, then, the holder may not surrender such New OCEAN for conversion until the holder has withdrawn such notice in accordance with the Indenture. New OCEANs called for redemption may not be surrendered for conversion after the close of business on the second business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

      The right of conversion attaching to any New OCEAN may be exercised (a) if such New OCEAN is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such New OCEAN is represented by a definitive New OCEAN, by delivery of such New OCEAN at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a New OCEAN for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder. In addition, if a holder surrenders New OCEANs for conversion after a Record Date and prior to the corresponding Interest Payment Date, the holder will be required to pay the Stated Interest payable on such New OCEANs on such Interest Payment Date. The conversion date shall be the business day on which the New OCEAN and all of the items required for conversion shall have been so delivered and the other requirements for conversion (including the payment of all applicable taxes and duties, if any) have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day.

      A certificate for the number of full shares of our common stock into which any New OCEAN is converted, if any, together with any cash payment due upon such conversion, will be delivered through the conversion agent as soon as practicable following the Conversion Period.

      For a discussion of the U.S. federal income tax treatment of a holder receiving shares of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sales, Exchange, Conversion or Redemption”.

Exchange in Lieu of Conversion

      We have the option to designate a financial institution to which New OCEANs surrendered for conversion by a holder of New OCEANs (other than, prior to March 6, 2007, New OCEANs called for redemption or New OCEANs being converted as the result of a corporate transaction specified under “— Conversion Rights — Conversion upon Specified Corporate Transactions”) and New OCEANs (other than New OCEANs converted during the period after a Record Date and prior to the corresponding Interest Payment Date) will be initially offered by the conversion agent for exchange in lieu of our converting the New OCEANs.

      When a holder surrenders New OCEANs for conversion, the conversion agent will cause the New OCEANs first to be offered to the designated institution for exchange in lieu of conversion. In order to accept New OCEANs surrendered for conversion, the designated institution must, on the conversion date, agree to exchange for such New OCEANs the consideration the holder of such New OCEANs would receive upon conversion. If the designated institution agrees to accept any such New OCEANs, it will deliver the requisite shares of our common stock, if any, cash and any other consideration, if any, to the conversion agent as soon as practicable but in no event later than three trading days following the Conversion Period and the conversion agent will deliver the shares, if any, cash and any other consideration, if any, to the holder who surrendered the New OCEANs.

      The designation of an institution to which New OCEANs may be submitted for exchange does not require the institution to accept any New OCEANs from the conversion agent. If the designated institution does not agree to accept any New OCEANs in whole or in part on the conversion date, those New OCEANs will be converted in accordance with the section described above under “Payment Upon Conversion”. If the designated institution agrees to accept any New OCEANs for exchange but does not deliver the requisite common shares, if any, cash and other consideration, if any, within three trading days following the Conversion Period, the conversion agent shall convert such New OCEANs and deliver to the holder such number of shares of our common stock, if any, such cash payment and other consideration, if any, as would have been delivered if the designated institution had declined to accept the New OCEANs for exchange. Any New OCEANs accepted for exchange by the designated institution will remain outstanding.

      For a discussion of the tax treatment of a holder receiving shares on the exchange of New OCEANs in lieu of conversion, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Conversion or Redemption”.

      We anticipate that we will initially designate Credit Suisse First Boston LLC as the institution to which offers described above will be made, although we may change this designation at any time. We will not pay any consideration to or otherwise enter into any arrangement with the designated institution for or with respect to such designation.

Maturity; Redemption of New OCEANs at Our Option

      We must repay the New OCEANs at their stated maturity on March 6, 2032, at a price equal to their Accreted Principal Amount on such date ($1,270 per New OCEAN) plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the stated maturity, unless earlier redeemed by us, purchased by us at your option or converted.

      We may redeem the New OCEANs only if:

(1) the Sale Price per share of our common stock for at least 20 trading days in the 30 trading-day period ending on the trading day prior to the date on which the notice of redemption is given exceeds 140% of the Initial Stock Price;

(2) a Change of Control has occurred and we have not given a Public Acquirer Change of Control Notice in connection therewith; or

(3) a Tax Event (as defined below under “— Optional Redemption upon a Tax Event”) has occurred and the Tax Event Conversion Value (as defined below under “— Optional Redemption upon a Tax Event”) of the New OCEANs exceeds their Accreted Principal Amount by at least 10%.

      Holders may convert New OCEANs or portions of New OCEANs called for redemption until the close of business on the day that is two business days prior to the redemption date, even if the market price condition described under “— Conversion Rights — Conversion upon Satisfaction of Market Price Condition” has not occurred.

      If we redeem less than all of the outstanding New OCEANs, the Trustee shall select the New OCEANs to be redeemed on a pro rata basis in original principal amounts of $1,000 or integral multiples thereof. If a portion of a holder’s New OCEANs is selected for partial redemption and the holder converts a portion of the New OCEANs, the converted portion shall be deemed to be the portion selected for redemption.

Optional Redemption upon Satisfaction of Market Price Condition

      We may redeem the New OCEANs, at any time in whole or, on or after March 6, 2007, in part, provided that at least $75 million original principal amount of New OCEANs remain outstanding immediately after any such partial redemption, for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the date of redemption, plus, if the New OCEANs are redeemed prior to March 6, 2007, a Treasury Make-Whole Premium, on not less than 15 nor more than 60 days’ notice by mail to the holders of the New OCEANs, if the Sale Price per share of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the trading day prior to the date on which the notice of redemption is given exceeds 140% of the Initial Stock Price.

      “Treasury Make-Whole Premium” with respect to any New OCEANs on any date of redemption, means the present value at the date of redemption of all remaining Stated Interest payments due on such New OCEANs through March 6, 2007, exclusive of interest accrued and unpaid up to but not including the date of redemption (or, if the date of redemption occurs after any Record Date but prior to the corresponding Interest Payment Date, exclusive of interest accrued and unpaid up to but not including that Interest Payment Date). The present value of the remaining payments (if any) will, in each case, be computed using a discount rate equal to the Treasury Rate.

      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to March 6, 2007, provided, however, that if the then remaining term to March 6, 2007 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to March 6, 2007 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Redemption upon a Change of Control

      We may redeem the New OCEANs, in whole but not in part, at any time for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus (i) any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the date of redemption, payable in cash, plus (ii) if such Change of Control occurs prior to March 6, 2007, the Conversion Make-Whole Premium, if any, determined as set forth above under “— Determination of Conversion Make-Whole Premium”, plus, (iii) if the New OCEANs are redeemed prior to March 6, 2007, a Treasury Make-Whole Premium payable in cash, on not less than 15 nor more than 60 days’ notice, if a Change of Control occurs (unless we provide a Public Acquirer Change of Control Notice described under “— Payment Upon Consideration — Conversion After a Public Acquirer Change of Control”, in which case we may not redeem the New OCEANs pursuant to this paragraph); provided notice of such redemption is mailed within 30 days following the occurrence of such Change of Control.

Optional Redemption upon a Tax Event

      We may redeem the New OCEANs, in whole but not in part, at any time for cash at a price equal to 100% of their Accreted Principal Amount on the redemption date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon up to but not including the date of redemption plus, if the New OCEANs are redeemed prior to March 6, 2007, a Treasury Make-Whole Premium, on not less than 15 nor more than 60 days’ notice, if a Tax Event has occurred and the Tax Event Conversion Value of the New OCEANs on any trading day within the five trading days immediately preceding the date on which the notice of redemption is given exceeds their Accreted Principal Amount by at least 10%.

      A “Tax Event” shall be deemed to have occurred if we have received an opinion from independent tax counsel experienced in those matters to the effect that, on or after the date of this offering circular, as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws (or rules or regulations thereunder) of the U.S. or any political subdivision or taxing authority of, or in, the U.S.; or

•	any amendment to, or change in, an interpretation or application of those laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority;

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this offering circular, there is more than an insubstantial risk (x) that the amount of interest deductible by us for U.S. federal income tax purposes with respect to the New OCEANs either (i) would not be based on the treatment of the New OCEANs as contingent payment debt instruments or (ii) would not be calculated using a comparable yield equal to or greater than 9.917% per annum, or (y) that we would not be entitled to deduct interest on the New OCEANs (in whole or in part) for any reason.

      “Tax Event Conversion Value” of any New OCEANs on any date of determination is equal to the product of (a) the Sale Price for our common stock on such date, multiplied by (b) the quotient of the Accreted Principal Amount divided by the conversion price.

Repurchase at Option of Holder upon a Change of Control

      If a Change of Control (as defined below) occurs, each holder will have the right, in addition to the right described under “— Conversion Rights — Conversion upon Specified Corporate Transactions”, to require us to purchase all or any portion of the holder’s New OCEANs, in integral multiples of $1,000 original principal amount. The purchase price for such New OCEANs will equal 100% of their Accreted Principal Amount on the Repurchase Date plus any accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) thereon, up to but not including the Repurchase Date, payable in cash, plus, unless we provide a Public Acquirer Change of Control Notice described under “— Payment Upon Conversion — Conversion After a Public Acquirer Change of Control”, if such Change of Control occurs prior to March 6, 2007, the Conversion Make-Whole Premium, if any, payable in our common stock (or the same form, and in the same proportion, of consideration into which our common stock has been converted in connection with such Change of Control), determined as set forth above under “— Determination of Conversion Make-Whole Premium”. We will be required to purchase the New OCEANs as of the date (the “Repurchase Date”) that is 45 business days after we give holders notice of the Change of Control.

      Whether or not holders have the right to require us to repurchase New OCEANs pursuant to the immediately preceding paragraph, within 30 days after a Change of Control occurs, we must mail a notice regarding the Change of Control to the trustee, to all holders of New OCEANs at their addresses as shown in the register of the registrar and, if required by applicable law, to beneficial owners. The notice must state, among other things, to the extent relevant:

•	the events causing a Change of Control;

•	the date of the Change of Control;

•	if holders may exercise the purchase right;

•	the last date on which a holder may exercise the purchase right;

•	the Change of Control purchase price;

•	the Repurchase Date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion price and any adjustments to the conversion price;

•	that New OCEANs with respect to which a Change of Control Purchase Notice has been given by the holder may be converted only if the Change of Control Purchase Notice has been withdrawn in accordance with the terms of the Indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice (the “Change of Control Purchase Notice”) to the paying agent so that it is received by the paying agent no later than the close of business on the fifth business day prior to the Repurchase Date. The Change of Control Purchase Notice must state:

•	the certificate numbers of the New OCEANs to be delivered by the holder;

•	the portion of the aggregate original principal amount of New OCEANs to be purchased; and

•	that we are to purchase such New OCEANs pursuant to the applicable provisions of the New OCEANs.

      A holder may withdraw any Change of Control Purchase Notice by delivering a written notice of withdrawal to the paying agent so that it is received by the paying agent prior to the close of business on the business day prior to the Repurchase Date. The notice of withdrawal must state:

•	the certificate number of the New OCEANs being withdrawn;

•	the aggregate original principal amount of New OCEANs being withdrawn; and

•	the aggregate original principal amount, if any, of the New OCEANs that remain subject to a Change of Control Purchase Notice.

      Our obligation to pay the Change of Control purchase price for New OCEANs for which a holder has delivered, and not validly withdrawn, a Change of Control Purchase Notice is conditioned upon delivery of such New OCEANs, together with necessary endorsements, to the paying agent at any time after the delivery of such Change of Control Purchase Notice. We will cause the Change of Control purchase price for such New OCEANs to be paid promptly following the later of the Repurchase Date or the date of delivery of such New OCEANs.

      If the paying agent holds money sufficient to pay the Change of Control purchase price of the New OCEANs on the business day following the Repurchase Date in accordance with the terms of the Indenture, then, immediately after the Repurchase Date, the New OCEANs submitted for repurchase and not validly withdrawn will cease to be outstanding and interest on such New OCEANs will cease to accrue, whether or not the New OCEANs are delivered to the paying agent. After any New OCEAN has ceased to be outstanding, all other rights of the holder shall terminate, other than the right to receive the Change of Control purchase price upon delivery of the New OCEAN.

      Except as described below, a “Change of Control” is deemed to have occurred at such time as:

(1) any person, including our affiliates and associates, other than us, our subsidiaries or our respective employee benefit plans, files a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

(2) any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

      However, a Change of Control will be deemed not to have occurred if at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares) which would otherwise constitute a Change of

Control consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the New OCEANs become convertible into cash and such common stock (and any rights attached thereto). In addition, solely for the purpose of determining whether a holder’s repurchase right has arisen with respect to the New OCEANs (and not for determining whether the New OCEANs are convertible or may be redeemed), a Change of Control will be deemed not to have occurred if the Sale Price per share of our common stock for any five trading days within (a) in the case of a Change of Control under clause (1) above, the period of ten consecutive trading days ending immediately after the later of the Change of Control and the public announcement of the Change of Control, or (b) in the case of a Change of Control under clause (2) above, the period of ten consecutive trading days ending immediately before the Change of Control, equals or exceeds 105% of the amount obtained by dividing the Accreted Principal Amount of a New OCEAN on such trading day by the conversion rate in effect on such trading day.

      The right to require us to repurchase the New OCEANs as a result of the occurrence of a Change of Control could create an event of default under our existing or future Senior Debt, including our existing revolving credit facility. Failure by us to repurchase the New OCEANs when required will result in an Event of Default with respect to the New OCEANs.

      The holders’ repurchase right upon the occurrence of a Change of Control could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The Change of Control repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings.

      We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a Change of Control and would, therefore, not provide the holders with the protection of requiring us to repurchase the New OCEANs.

      Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the New OCEANs. We will comply with this rule to the extent applicable at that time.

Events of Default and Notice Thereof

      The following are events of default (“Events of Default”):

(a) a default in the payment of interest (including Stated Interest and Contingent Interest) on any New OCEAN that continues for 30 days or more after such payment is due, except to the extent any payment of Stated Interest is deferred as described under “— Deferral of Interest Payments”,

(b) a default in the payment of Accreted Principal Amount, Deferred Interest, premium (if any), redemption price or Change of Control purchase price in respect of any New OCEAN when due, except to the extent any payment of Deferred Interest is extended as described under “— Deferral of Interest Payments”,

(c) a default in the performance of any other of our covenants or agreements in the Indenture that continues for 90 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in original principal amount of New OCEANs outstanding,

(d) failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which failure results in acceleration of such indebtedness which is in an amount in excess of the Applicable Limit (as defined below) and such indebtedness is not discharged, or such payment default and acceleration is not cured or rescinded, within 30 days,

(e) any other default by us under any of our indebtedness for borrowed money, which default results in acceleration of such indebtedness which is in an amount in excess of the Applicable Limit and such indebtedness is not discharged, or such acceleration is not rescinded, within 30 days, and

(f) certain events of bankruptcy, insolvency or reorganization with respect to us.

      The “Applicable Limit” means (i) at any time prior to March 6, 2007, $25 million, and (ii) at any time on or after March 6, 2007, $50 million.

      If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee is required to mail to each holder of the New OCEANs a notice of the Event of Default within 90 days after such default occurs. Except in the case of a default in payment of the Accreted Principal Amount, premium (if any) or interest (including Stated Interest, Contingent Interest and Deferred Interest) on any New OCEANs, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the New OCEANs.

      If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in original principal amount of New OCEANs outstanding may declare the Accreted Principal Amount of and all accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) on the outstanding New OCEANs to be due and payable immediately. If the Event of Default relates to an event of bankruptcy, insolvency or reorganization, the Accreted Principal Amount of and all accrued and unpaid interest (including Stated Interest, Contingent Interest and Deferred Interest) on the outstanding New OCEANs shall automatically become due and payable immediately, subject to applicable law.

      Holders of the New OCEANs may not enforce the Indenture or New OCEANs except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee when an Event of Default occurs and is continuing, the Trustee has no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the New OCEANs, unless the holders offer the Trustee indemnity reasonably satisfactory to it. Subject to certain indemnification provisions and limitations contained in the Indenture, the holders of a majority in original principal amount of the New OCEANs at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Those holders may, in certain cases, waive any default except a default in payment of the Accreted Principal Amount, redemption price or Change of Control purchase price of, or premium, if any, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any New OCEANs or a failure to comply with certain provisions of the Indenture relating to conversion of the New OCEANs.

      We are required to furnish the Trustee annually with a certificate as to our compliance with the conditions and covenants provided for in the Indenture.

Discharge

      We may satisfy and discharge our obligations under the Indenture by delivering to the Trustee for cancellation all outstanding New OCEANs.

Merger and Consolidation

      We may not consolidate with or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, any person, unless (a) we are the surviving person or the person formed by the consolidation or into which we are merged or to which our assets are so sold, leased, conveyed or otherwise disposed (the “Surviving Person”) is a corporation, limited liability company, partnership or trust organized under the laws of the U.S., any state thereof or the District of Columbia, (b) if we are not the Surviving Person, the Surviving Person assumes all of our obligations under the New OCEANs and the Indenture and enters into a supplemental indenture and (c) after such transaction no Event of Default exists.

      Except in the case of a lease of all or substantially all of our assets, if a person assumes our obligations as described in the foregoing paragraph, we shall be discharged from all obligations under the New OCEANs and the Indenture. Although such transactions are permitted under the Indenture, they may constitute a Change of Control, which would permit the holders to require us to purchase or convert, and would permit us to redeem, their New OCEANs as described above.

Modification and Waiver

      Subject to certain exceptions, supplements of and amendments to the Indenture or the New OCEANs may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate original principal amount of the outstanding New OCEANs and any existing default or failure to comply with any provisions may be waived with the consent of the holders of a majority in aggregate original principal amount of the outstanding New OCEANs. Without the consent of any holders of the New OCEANs, we and the Trustee may amend or supplement the Indenture or the New OCEANs to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the New OCEANs and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the Indenture or to make any change that does not materially adversely affect the rights of any holder of the New OCEANs. Without the consent of the holders of each New OCEAN affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of the principal of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any New OCEANs, or adversely affect the right to convert any New OCEANs or change the amount of cash or our common stock receivable upon any conversion, (b) reduce the Accreted Principal Amount, redemption price or Change of Control purchase price of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) or premium, (if any), on, any New OCEANs, (c) change the currency for payment of principal or Accreted Principal Amount, redemption price or Change of Control purchase price of, or interest (including Stated Interest, Contingent Interest and Deferred Interest) on, any New OCEANs, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any New OCEANs, (e) reduce the above stated percentage of outstanding New OCEANs necessary to amend or supplement the Indenture or waive defaults or failure to comply, (f) make any change in the subordination provisions of the Indenture or the ranking or priority of any New OCEANs in a manner materially adverse to the holders of the New OCEANs, or (g) modify (with certain exceptions) any provisions of the Indenture relating to modification and amendment of the Indenture or waiver of failure to comply with conditions and defaults thereunder.

Concerning the Trustee

      We will appoint BNY Midwest Trust Company, the Trustee under the Indenture, as the initial paying agent, conversion agent, bid solicitation agent, and as the registrar, with regard to the New OCEANs. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

      In case an Event of Default shall occur (and shall not be cured) and holders of the New OCEANs have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of New OCEANs, unless such holders offer the Trustee indemnity reasonably satisfactory to it.

Governing Law

      The Indenture and New OCEANs will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

      The New OCEANs will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the New OCEANs for all purposes under the Indenture. Owners of beneficial interests in the New OCEANs represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the New OCEANs, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the Indenture. We and the Trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      The New OCEANs represented by a global security, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

•	a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DESCRIPTION OF CAPITAL STOCK

      The following is a summary description of the material terms of our capital stock and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, filed as exhibits to our Form 10-Q for the period ended June 30, 2004 filed with the SEC, which is incorporated by reference in this offering circular. See “Where You Can Find More Information”. For purposes of this section, the terms “we”, “us”, “our” and “AmerUs” mean only AmerUs Group Co. and not its subsidiaries.

      We are authorized to issue 250,000,000 shares of capital stock, consisting of 20,000,000 shares of preferred stock, no par value, and 230,000,000 shares of common stock, no par value. As of November 1, 2004, we had 39,175,969 shares of common stock issued and outstanding and no outstanding shares of preferred stock. We have reserved 5,811,865 shares of our common stock for issuance under our stock plans and outstanding warrants, and have reserved 5,035,000 shares of our common stock for the purpose of effecting the conversion of the OCEANs. Our common stock is listed on the New York Stock Exchange under the symbol “AMH”.

      Under our stock purchase program, we were authorized to purchase up to three million shares of our common stock at such times and under such market conditions, as we deem advisable. Under this program, we are permitted to make purchases of our common stock either in the open market or by other means that we deem appropriate, including privately negotiated purchases.

      Each share of our common stock entitles its holder to one vote per share on all matters upon which our stockholders are entitled to vote, including the election of our directors, mergers, sales of assets not in the regular course of our business, dissolution and amendments to our articles of incorporation. The shares of our common stock are subject to the relative rights, preferences, qualifications and limitations of any class or series of preferred stock. There is no provision in our articles of incorporation that permits cumulative voting in the election of our directors.

      Our board of directors has the authority to determine the voting powers, preferences and rights and the limitations or restrictions of each series of preferred stock; provided that no preferred stock may have more than one vote per share. Thus, any series of preferred stock issued by us in future may have comparable voting rights with our common stock or be convertible into our common stock or another security of our company. Any class or series of preferred stock that we issue in the future could also have rights that adversely affect the rights of the holders of our common stock or the OCEANs.

      Our articles of incorporation provide that none of our directors shall be personally liable to us or our stockholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (a) receipt of a financial benefit by a director to which the director is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) a violation of section 490.833 of the Iowa Business Corporation Act; or (d) an intentional violation of criminal law. This provision does not prevent stockholders from obtaining injunctive or other equitable relief against our directors nor does it shield our directors from liability under federal or state securities laws. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then our indemnification obligations shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of our directors and officers to the fullest extent permitted by law. In addition, our articles of incorporation provide that we will, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that (a) he or she is or was, or has agreed to be, a director or officer of our company, or (b) while acting as a director or officer of our company, he or she is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including services with respect to employee benefit plans, provided that such person meets the standards of conduct required for such indemnification under Iowa law.

      Our board of directors has the authority to issue, without our stockholders’ consent, the authorized but unissued shares of our common stock, preferred stock and other rights from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash, as a means of raising capital. The issuance of a new series of preferred stock could make it more difficult for a third party to acquire or discourage a third party from acquiring a majority of our outstanding voting stock. It is possible that our board of directors might use its authority to issue common stock, preferred stock or other rights in a way that could deter or impede the completion of a tender offer or other attempt to gain control of our company. We do not have any plans or commitments to effect any such issuance, but we may take such action in the future if our board of directors considers such action to be in the best interests of our stockholders and our company under the circumstances. The effect of any preferred stock or rights issuance upon our common stock or the OCEANs will depend on the issuance price, terms or rights relating to such issuances and cannot be predicted with any certainty. However, such effects might include (a) restrictions on the payment of common stock dividends if preferred stock dividends have not been paid; (b) dilution of the voting power and equity interest of existing common stockholders to the extent that any future preferred stock series has voting rights or is convertible into common stock; and (c) subordination of the rights of our common stockholders to share in our assets upon liquidation, dissolution or winding-up.

      Our by-laws provide that the number of directors be determined by our board, provided that the number is not fewer than seven nor more than twenty-one. A majority of our entire board of directors constitutes a quorum for the transaction of business and the affirmative vote of a majority of the directors present at any meeting constitutes the act of the board of directors. Our articles of incorporation and by-laws provide for a classified board of directors consisting of three classes as nearly equal in size as the then authorized number of directors constituting our board permits. At each annual meeting of our stockholders, one class of directors is elected for a three-year term, and the directors in the other two classes continue in office. Each class holds office until the date of the third annual meeting for the election of directors following the annual meeting at which such class was elected. As a result, approximately one-third of our board is elected each year and at least two annual meetings are normally required to effect a change in the composition of a majority of our board of directors. In addition, a majority of our board constituting less than a quorum, or a sole remaining director, may fill vacancies on our board. Together, these provisions may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

      Other than as specified by our articles of incorporation or by-laws, our board of directors may amend or repeal our by-laws and a majority of the holders of outstanding voting securities may amend our articles of incorporation. Under Iowa law, certain proposed amendments to our articles of incorporation which adversely affect the rights of a particular class of stock must be approved by a majority of such class.

      Any merger or any acquisition of our company or more than ten percent of our voting stock is subject to regulatory approval by the Iowa, Indiana, New York and Kansas insurance commissioners. The Iowa Business Corporation Act provides that, in considering acquisition proposals, our directors may consider the effect of the proposed acquisition on our employees, suppliers, creditors, customers, the communities in which we operate and other community interest factors. Our directors may reach a reasonable determination that such factors outweigh the financial or other benefits to us or our stockholders without violating the business judgment rule. The Iowa Business Corporation Act also permits our board of directors to adopt certain “poison pill” measures to impede an attempt to acquire control of our company. Such measures may include the issuance of stock rights or options that preclude or limit the exercise or transfer of stock rights by persons owning or acquiring a specified percentage of our outstanding shares. On or prior to September 20, 2005, Iowa insurance laws require potential acquirors of more than five percent of our voting stock to obtain the prior approval of the Iowa Insurance Commissioner and our board for such acquisition. Each five percent or more holder of our common stock is required to obtain the prior approval of the Iowa Insurance Commissioner and our board for any additional acquisition of our voting stock. In addition, the Iowa Business Corporation Act also imposes a three-year moratorium on business combinations between our company and any person owning ten percent or more of our outstanding voting stock unless (a) the transaction in which the stockholder became a ten percent or more stockholder was approved in advance by our board, (b) after becoming a ten percent or more stockholder, the stockholder owned at least 85% of our outstanding voting stock not owned by our directors, officers and employee stock plans, or (c) at or after the time the stockholder became a ten percent or more stockholder, the business combination is approved by our board and authorized by the holders of two-thirds of our outstanding voting stock not held by the ten percent or more stockholder. The foregoing provisions of state law could have the effect of delaying, deterring or preventing attempts to effect the consummation of a change in control of our company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      This is a summary of certain U.S. federal income tax consequences of the exchange offer and the purchase, ownership and disposition of the New OCEANs. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. We have not obtained nor do we intend to obtain a ruling from the Internal Revenue Service, which we refer to as the IRS, with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the New OCEANs or our common stock. This summary is limited to holders who receive the New OCEANs in exchange for Existing OCEANs pursuant to the exchange offer or, with respect to the discussion under “Consequences of the Exchange Offer — Non-Exchanging Holders”, holders who do not exchange their Existing OCEANs pursuant to the exchange offer. This summary deals only with New OCEANs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding New OCEANs in a tax-deferred or tax-advantaged account, or persons holding New OCEANs as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or “constructive sale” or other integrated transaction for tax purposes, persons who own 10% or more of our voting power directly or indirectly, or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar.

      We do not address all of the tax consequences that may be relevant to an investor in New OCEANs. In particular, we do not address:

•	the U.S. federal income tax consequences to shareholders in, or beneficiaries of, an entity that is a holder of New OCEANs;

•	the U.S. federal income tax consequences to partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of New OCEANs;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of New OCEANs; or

•	any U.S. federal, state, local or foreign tax consequences of owning or disposing of the common stock into which the New OCEANs are convertible.

      We urge holders of Existing OCEANs to consult their own tax advisors with respect to the U.S. federal income tax consequences to them of the exchange offer and the purchase, ownership and disposition of the New OCEANs and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

      A U.S. Holder is a beneficial owner of Existing OCEANs or New OCEANs who or which is:

•	a citizen or individual resident of the U.S., as defined in section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if

(1) a U.S. court can exercise primary supervision over its administration and

(2) one or more U.S. persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as U.S. persons before that date also may be treated as U.S. Holders.

      A Non-U.S. Holder is a beneficial owner of Existing OCEANs or New OCEANs other than a U.S. Holder.

      No statutory, administrative or judicial authority directly addresses the treatment of an exchange of Existing OCEANs for the New OCEANs for U.S. federal income tax purposes. No assurance can be given that the IRS will not take contrary positions with respect to the tax characterizations and the tax consequences described below.

Consequences of the Exchange Offer

Exchanging Holders

      Characterization of the exchange. Generally, the modification of a debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes if there is deemed to be a “significant modification” of the terms of the existing debt instrument as determined for U.S. federal income tax purposes. It is not entirely clear whether the exchange of the Existing OCEANs for the New OCEANs and the payment of the exchange fee will be treated as a significant modification of the terms of the Existing OCEANs for U.S. federal income tax purposes. The exchange, including the payment of the exchange fee, will be a significant modification of the terms of the Existing OCEANs if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. We intend to take the position that the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee will not constitute an exchange for U.S. federal income tax purposes because we believe that the differences between the terms of the Existing OCEANs and the New OCEANs and the payment of the exchange fee are not economically significant and, as a result, do not constitute a significant modification of the terms of the Existing OCEANs. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the Indenture governing the New OCEANs to treat the exchange as not constituting a significant modification of the terms of the Existing OCEANs. There can be no assurance, however, that the IRS will agree that the exchange of Existing OCEANs for New OCEANs does not constitute a significant modification of the terms of the Existing OCEANs.

      Treatment if exchange does not constitute a significant modification. If, consistent with our position, the exchange of Existing OCEANs for New OCEANs and the payment of the exchange fee does not constitute a significant modification of the terms of the Existing OCEANs, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Existing OCEANs for New OCEANs, and each holder will have the same tax basis and holding period in the New OCEANs as such holder had in the Existing OCEANs immediately prior to the exchange.

      Treatment if exchange constitutes a significant modification. If, contrary to our position, the exchange of the Existing OCEANs for New OCEANs and the payment of the exchange fee were treated as a significant modification of the terms of the Existing OCEANs, the results for holders are not entirely clear. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences if the exchange of the Existing OCEANs for New OCEANs is treated as a “significant modification” of the terms of the Existing OCEANs.

      The discussion below under “U.S. Holders” and “Non-U.S. Holders” assumes for U.S. federal income tax purposes that the exchange of the Existing OCEANs for New OCEANs will not be treated as a “significant modification” of the terms of the Existing OCEANs.

Non-Exchanging Holders

      Holders of Existing OCEANs who do not exchange Existing OCEANs for New OCEANs in the exchange offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange offer. Such holders will continue to have the same tax basis and holding period in their Existing OCEANs as such holders had immediately prior to the exchange offer.

U.S. Holders

Treatment of Exchange Fee

      We intend to treat payment of the exchange fee as ordinary income to U.S. Holders participating in the exchange and to report such payments to U.S. Holders and the IRS for informational purposes in accordance with such treatment. If, contrary to our position, the exchange of the Existing OCEANs for New OCEANs and the payment of the exchange fee were treated as a significant modification of the terms of the Existing OCEANs, U.S. Holders should consult their tax advisors about the treatment of the exchange fee for U.S. federal income tax purposes.

Accrual of Interest on the New OCEANs

      Pursuant to the Treasury regulations governing contingent payment debt instruments (the “CPDI regulations”), U.S. Holders of the New OCEANs will be required to accrue interest income on the New OCEANs at the “comparable yield”, as described below, which was determined at the time of the issuance of the Existing OCEANs, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the New OCEANs for non-tax purposes and in excess of any interest payments actually received in each year.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period before and including the maturity date of the New OCEANs that equals:

•	the product of:

(1) the adjusted issue price (as defined below) of the New OCEANs as of the beginning of the accrual period; and

(2) the comparable yield to maturity (as defined below) of the New OCEANs, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the New OCEANs.

      The adjusted issue price of a New OCEAN is the issue price of the Existing OCEAN for which the New OCEAN is exchanged, increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described below) on both the Existing and New OCEAN, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on both the Existing and New OCEAN. The issue price of the Existing OCEAN is the first price at which a substantial amount of the Existing OCEANs were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

      We believe the comparable yield of the New OCEANs should be the comparable yield of the Existing OCEANs. The proper method for calculating the comparable yield under CPDI regulations is not entirely clear. We calculated the comparable yield of the Existing OCEANs as the annual yield we would pay, as of the initial issue date, on a fixed-rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Existing OCEANs. On the basis of that calculation, we took the position that the comparable yield for the Existing OCEANs is 9.917%, compounded semiannually. If the IRS successfully challenged the comparable yield, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule (as defined below) could differ materially from the projected payment schedule provided by us.

      The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as the “projected payment schedule”, on the New OCEANs. We prepared a projected payment schedule for the Existing OCEANs which represents a series of payments the amount and timing of which produce a yield to maturity equal to the comparable yield. The projected payment schedule we prepared for the Existing OCEANs will continue to apply to the New OCEANs. The comparable yield and the schedule of projected payments will be set forth in the Indenture. U.S. Holders may also obtain the projected payment schedule by submitting a written request for that information to AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, Attention: Treasurer.

      For U.S. federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the New OCEANs, unless that U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the New OCEANs for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the New OCEANs.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the New OCEANs

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the New OCEANs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the New OCEANs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of that deficit. This adjustment will

•	reduce the U.S. Holder’s interest income on the New OCEANs for that taxable year, and

•	to the extent of any excess after the application of that reduction, give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the New OCEANs during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

To the extent that the net negative adjustment exceeds the U.S. Holder’s interest income on the New OCEANs during prior taxable years (reduced to the extent that interest was offset by prior net negative adjustments), the excess is carried forward to the succeeding taxable year, in general, as a negative adjustment on the New OCEANs.

      If a U.S. Holder acquired Existing OCEANs or New OCEANs at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the New OCEANs by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the New OCEANs pro rata with the accruals of original issue discount at the comparable yield. U.S. Holders should consult their tax advisors regarding these allocations.

Sale, Exchange, Conversion or Redemption

      Generally, the sale, exchange, conversion or redemption of a New OCEAN will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between

•	the amount of cash plus the fair market value of any property received by the U.S. Holder, including the fair market value of any of our common stock received, and

•	the U.S. Holder’s adjusted tax basis in the New OCEANs.

A U.S. Holder’s adjusted tax basis in a New OCEAN at any time will generally be equal to the U.S. Holder’s original purchase price for the New OCEAN, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any), and decreased by the amount of any payments set forth on the projected payment schedule, as defined above, scheduled to have been made through that date. Gain recognized upon a sale, exchange, conversion or redemption of a New OCEAN will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the New OCEAN is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

      A U.S. Holder’s tax basis in our common stock received upon a conversion of a New OCEAN will equal the then current fair market value of that common stock. The U.S. Holder’s holding period for the common stock received may commence on the day immediately following the date of conversion or repurchase of a New OCEAN. However, the matter is not entirely certain and holders may be entitled to include their holding period for the New OCEAN as part of their holding period for the common stock received upon conversion (except where the common stock is delivered by the designated financial institution in exchange for a New OCEAN surrendered for conversion) or repurchase with respect to some or all of the shares. U.S. Holders should consult their own tax advisors regarding the proper application of the holding period rules to their situation.

Constructive Dividends

      If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions of the New OCEANs, the increase may be deemed to be the payment of a taxable dividend to the U.S. Holders of the New OCEANs. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Treatment of Non-U.S. Holders

Treatment of Exchange Fee

      We intend to treat payment of the exchange fee as ordinary income to Non-U.S. Holders participating in the exchange and to report such payments to Non-U.S. Holders and the IRS for informational purposes in accordance with such treatment. Therefore, we intend to withhold U.S. federal tax at a rate of 30% on the payment of the exchange fee to a Non-U.S. Holder participating in the exchange offer, with such rate subject to reduction by an applicable treaty. If, contrary to our position, the exchange of the Existing OCEANs for New OCEANs and the payment of the exchange fee were treated as a significant modification of the terms of the Existing OCEANs, Non-U.S. Holders should consult their tax advisors about the treatment of the exchange fee for U.S. federal income tax purposes.

U.S. Federal Withholding Tax

      Payments of Contingent Interest made to Non-U.S. Holders will not be exempt from U.S. federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of Contingent Interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the Contingent Interest represents a return of principal under the CPDI regulations, or on some other grounds.

      We will not treat increases in the number of shares into which the New OCEANs may be converted as their value accretes through March 6, 2007 as adjustments in the conversion price that give rise to deemed dividends to holders of New OCEANs. Accordingly, we will not withhold tax in respect of those amounts. Because of the absence of authority addressing this issue, however, there can be no assurance that the IRS will agree with our position. Were these increases treated as giving rise to deemed dividends, Non-U.S. Holders may be subject to a gross basis tax at a rate of 30% on such amounts (subject to reduction by an applicable treaty) or to tax imposed on a net income basis if the dividends are effectively connected with the holder’s conduct of a U.S. trade or business.

      All other payments on the New OCEANs made to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion or repurchase of a New OCEAN, and any gain realized on a sale, exchange or disposition of the New OCEANs, will be exempt from U.S. federal income and withholding tax, provided that:

•	that Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code and with respect to the gain, is not an individual who is present in the U.S. for 183 days or more in the year in which the payment is taken into account or in which the sale, exchange or disposition of the New OCEANs occurred;

•	the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

•	those payments and gain are not effectively connected (or, with respect to the gain, deemed effectively connected by virtue of section 897 of the Code, if we became a U.S. real property holding corporation, or USRPHC, as described below) with the conduct by that Non-U.S. Holder of a trade or business in the U.S., and where a tax treaty applies, are not attributable to a U.S. permanent establishment; and

•	our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

      A corporation is generally a USRPHC if more than 50% of the fair market value of its real property and business assets consists of U.S. real property interests. We believe that we are not a USRPHC for U.S. federal income tax purposes although we may become a USRPHC in the future. However, if a Non-U.S. Holder were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Dividends” above), the Non-U.S. Holder will generally be subject to U.S. withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a New OCEAN certifies on IRS Form W-8BEN (or suitable successor form), under penalties of perjury, that it is not a U.S. person and provides its name, address and any other information the form may require.

Effectively Connected Income

      If a Non-U.S. Holder of the New OCEANs is engaged in a trade or business in the U.S., and if interest or gain on the New OCEANs is effectively connected with the conduct of that trade or business (and where a tax treaty applies, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the New OCEANs in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder described in the previous sentence will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from withholding tax. In addition, if that Non-U.S. Holder is a foreign corporation, that Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or that lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

      Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion or repurchase of the New OCEANs) on, and the proceeds of disposition or retirement of, the New OCEANs may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder of New OCEANs fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against that U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

      A Non-U.S. Holder may also be subject to U.S. federal backup withholding tax on these payments unless the Non-U.S. Holder establishes that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the New OCEANs described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to the Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by Reference

      We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this offering circular. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this offering circular until the termination of the exchange offer:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our definitive 2004 Proxy Statement on Schedule 14A;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	our Current Reports on Form 8-K filed on May 4, 2004, August 5, 2004, October 27, 2004 and November 8, 2004.

You may also request a copy of these filings, at no cost, by writing or telephoning our investor relations department at the following address:

AmerUs Group Co.

699 Walnut Street
Des Moines, Iowa 50309-3948
Telephone: (515) 362-3600

AmerUs Group Co.

The exchange agent for the exchange offer is:

BNY Midwest Trust Company

c/o The Bank of New York

Corporate Trust Department
Reorganization Unit
101 Barclay Street
New York, New York 10007
Attention: Giselle Guadalupe
(212) 815-6331

Questions, request for assistance and requests for additional copies of this offering circular and related letter of transmittal may be directed to the information agent at the address set forth below:

The information agent for the exchange offer is:

17 State Street, 10th Floor

New York, NY 10004
Banks and Brokers call: (212) 440-9800
All others call toll free: (866) 873-6980